UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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WSFS FINANCIAL CORPORATION
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WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

302-792-6000

www.wsfsbank.com

Notice of 2013 Annual Meeting of Stockholders

March 25, 2013

Dear Stockholder:

The WSFS Financial Corporation 2013 Annual Meeting of Stockholders will be held on April 25, 2013 beginning at 4:00 p.m. at the Hotel duPont located at Eleventh and Market Streets in Wilmington, Delaware.  Parking validation will be provided for garage or valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•                 The election of four directors;

•      The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013;

•                 The approval of the WSFS Financial Corporation 2013 Incentive Plan;

•                 The approval of the WSFS Financial Corporation Non-Plan Stock Option Agreement; and

•                 Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 7, 2013 are entitled to vote at the meeting.  This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 25, 2013.

Your vote is important regardless of how many shares of WSFS stock you own.  Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card.  A return envelope with pre-paid postage is enclosed for your convenience.  Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card.  Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting.  Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Marvin N. Schoenhals
Chairman

i

Contents (continued)

ii

1.         About the Annual Meeting

Important Notice Regarding Internet
Availability of Proxy Materials
For the Stockholder Meeting to be
Held on April 25, 2013 at 4:00 p.m.

The Proxy Statement and Annual Report on Form 10-K
are available at www.wsfsbank.com

What is the purpose of the Annual Meeting?

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of WSFS Financial Corporation to be used at the 2013 Annual Meeting of Stockholders which will be held at the Hotel duPont, Eleventh and Market Streets in Wilmington, Delaware on April 25, 2013 at 4:00 p.m.  The business to be conducted at the meeting is: (i) the election of directors, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (iii) the approval the WSFS Financial Corporation 2013 Incentive Plan and (iv) the approval of the WSFS Financial Corporation Non-Plan Stock Option Agreement.

This year, there are four seats on our Board of Directors up for election at the annual meeting and we have nominated the following persons: Eleuthère I. du Pont, Calvert A. Morgan, Jr, Marvin N. Schoenhals and David G. Turner.  Each has been nominated for a three-year term.  Mr. Morgan and Mr. Schoenhals are current directors of WSFS.  Mr. du Pont and Mr. Turner are new nominees to the Board of Directors.  You can find information about all of our current directors and director nominees beginning on page 5.

Why are you sending me a proxy card?  What are you going to do with it?

In order to hold the annual meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 7, 2013, which was selected by the Board of Directors as the record date, to determine which stockholders will receive notice of the annual meeting and be entitled to vote at the annual meeting.  As of that date, there were 8,782,933 shares of WSFS common stock outstanding.  We are providing you with a proxy card so that your shares can be counted as present at the annual meeting and can be voted at the meeting even if you do not attend the annual meeting in person.

Your shares will be voted in accordance with your instructions on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors; and to vote for, against or abstain on the ratification of the appointment of the independent registered public accounting firm and for each of the other proposals to be voted on at the annual meeting.  If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares for each of the nominees and for the ratification of the appointment of the independent registered public accounting firm and for each of the other proposals to be voted on at the annual meeting.  If you hold your WSFS common stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.  “Street name” stockholders who wish to vote at the annual meeting will need to obtain a voting instruction form from the institution that holds their shares.

For those shares that we have been given a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the annual meeting.  Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee.  Alternatively, we may reduce the size of the Board of Directors to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?

If you fail to instruct your broker how you want your shares voted, your broker may only use discretionary authority to vote your shares on “routine” matters.  The election of directors (even if not contested), the vote to approve the WSFS Financial Corporation 2013 Incentive Plan and the vote to approve the WSFS Financial Corporation Non-Plan Stock Option Agreement are not considered “routine” matters.  As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

Why did I receive more than one proxy card?

If you hold your shares of WSFS common stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?

Yes.  If you are a registered holder of WSFS common stock, you can change your vote at any time by completing and returning a new proxy before the annual meeting by sending a written notice to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting.  If you vote by proxy and then attend the annual meeting, you do not need to vote again in person unless you want to change your prior vote.  Attending the annual meeting in person will not cancel your proxy unless you vote in person at the annual meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your broker to vote in person at the annual meeting.

What constitutes a “quorum” for the Annual Meeting?

We require the presence, whether in person or through the prior submission of a proxy, of the holders of WSFS common stock representing a majority of the shares outstanding and entitled to vote on the record date.  A quorum is necessary to conduct business at the annual meeting.  Because there were 8,782,933 shares of WSFS common stock issued and outstanding as of the record date, at least 4,391,467 shares must be present or represented by proxy at the annual meeting for a quorum to exist.

How many votes does a nominee need in order to be elected?

Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.  You may vote for a nominee or you may withhold your vote for a nominee.  In a contested election, the number of seats up for election is less than the number of persons nominated.  The winning nominees are the ones who receive more votes than the other nominees.  In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive.  It is our policy, however, that in an uncontested election, nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board of Directors and request the Board of Directors to accept or reject their resignation offer at the discretion of the Board of Directors.  The Corporate Governance and Nominating Committee of the Board of Directors will consider resignation offers and make its recommendation to the entire Board of Directors.  The Board of Directors will accept or reject each director’s resignation offer within 90 days of the date that the resignation offer is submitted to the Board of Directors.

How many votes do I have?

Each share of WSFS common stock is entitled to one vote.  We do, however, permit cumulative voting in the election of directors, meaning that because there are four seats up for election, if you have 100 shares, you have 400 votes to distribute among the nominees as you see fit.  You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 400 votes to a single nominee if you wish. If you give us a proxy to vote your shares at the annual meeting, we will distribute your votes among the nominees as we see fit.  If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to ratify the appointment of the independent registered public accounting firm?

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on the proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

How many votes are required to approve the WSFS Financial Corporation 2013 Incentive Plan?

To be approved, the WSFS Financial Corporation 2013 Incentive Plan must receive a favorable vote by a majority of the votes cast on the proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

How many votes are required to approve the WSFS Financial Corporation Non-Plan Stock Option Agreement?

To be approved, the WSFS Financial Corporation Non-Plan Stock Option Agreement must receive a favorable vote by a majority of the votes cast on the proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

Will members of management and the Board of Directors be at the Annual Meeting?

Yes.  Our practice is that all members of the Board of Directors, director nominees and all senior management officers should attend the annual meeting.  With one exception, all directors were present at last year’s annual meeting.  We expect that all directors will attend the annual meeting this year.

Can I ask questions at the Annual Meeting?

Yes.  We consider the annual meeting an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the annual meeting.  This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management.

While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:		WSFS Financial Corporation
Investor Relations
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801

	or:	stockholderrelations@wsfsbank.com

At the annual meeting, we will attempt to respond to as many of the questions and comments we receive as possible.  Any questions, comments, and responses deemed relevant to the larger stockholder base will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders.  Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Charles G. Cheleden, Vice Chairman and Lead Director, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  In addition, all written communications from stockholders received by management are shared with the Board of Directors.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the Annual Meeting?

Unfortunately, the deadline has passed for you to give us notice of a proposal to be brought before the stockholders for a vote at the 2013 Annual Meeting of Stockholders.  We expect to hold the 2014 Annual Meeting of Stockholders in April 2014 and to mail our proxy statement during March 2014.  To get your proposal on the agenda for the 2014 Annual Meeting of Stockholders, you must give us notice no earlier than November 26, 2013 and no later than December 26, 2013.  All notices should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.

Can I obtain copies of the proxy statement and related materials over the Internet?

Copies of this proxy statement and the Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com.  Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form.  Stockholders of record can make this election either by calling (888) WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at www.wsfsbank.com/investor-relations.  Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well.   If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

PROPOSAL NUMBER 1:  Election of Directors

The Board of Directors is divided into three classes and each class serves for a term of three years.  Three directors have terms of office that expire at the 2013 Annual Meeting.    Mr. Weschler, whose term expires in 2013, is not standing for election.  Both Mr. Klima, whose term expires in 2014, and Mr. Chandler, whose term expires in 2015, will be retiring at the 2013 Annual Meeting.  The Board of Directors has decided to reduce the size of the Board of Directors from 11 members to ten members effective as of the completion of the Annual Meeting.  Mr. du Pont and Mr. D. Turner were recommended to the Corporate Governance and Nominating Committee by a third-party search firm.  The Board of Directors nominated the following four persons for election to three-year terms expiring in 2016:

•                  Eleuthère I. du Pont

•                  Calvert A. Morgan, Jr.

•                  Marvin N. Schoenhals

•                  David G. Turner

The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the nominees who receive the greatest number of votes are elected.  Executed proxies received from holders of WSFS common stock will be voted for the election of such nominees unless marked to the contrary.  All of the nominees have consented to be named and have indicated their intent to serve if elected.  If any nominee becomes unable to serve, an event that is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors or the number of directors will be reduced.  Shares held by brokers that are not voted in the election of directors will have no effect.  Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no legal effect on the election of directors.

Director Nominees

Eleuthère I. du Pont, 46, is a nominee to the WSFS Board of Directors.  Since 2008, he has been president of the Longwood Foundation, a private foundation principally supporting charitable organizations.  He has also been a director of E.I. du Pont de Nemours and Company since 2006. In 2007 and 2008, he served as Senior Vice President, Operations and Chief Financial Officer of drugstore.com.  Prior to that, Mr. du Pont served as President and Chief Financial Officer of Wawa, Inc. a chain of food markets in the mid-Atlantic region.  He received a Bachelor of Science degree in Mechanical Engineering and a Masters in Business Administration from Stanford University.  Mr. du Pont brings significant expertise on corporate governance, accounting, finance, operations, retail, information technology and investment management to the Board of Directors.

Calvert A. Morgan, Jr., 64, has been a director of WSFS Financial Corporation since 2004 and Vice Chairman of WSFS bank since 2006.  His current term expires at the 2013 Annual Meeting of Stockholders.  He is the retired Chairman, President and Chief Executive Officer of PNC Bank, Delaware.  Mr. Morgan joined the Bank of Delaware (predecessor of PNC Bank, Delaware) in 1970.  He advanced through various management positions and became President and Chief Operating Officer in 1987.  He was elected Chief Executive Officer in 1989 and Chairman in 1990.  Mr. Morgan also served as a member of the Management Committee of PNC Financial Services Group, Inc. for several years. He is a longtime member of the Delaware Economic and Financial Advisory Council, which provides budgetary advice to the Governor and General Assembly of the State of Delaware.  He is a former board member and past chairman of the Delaware Bankers Association and served on the boards of the United Way of Delaware and the Delaware State Chamber of Commerce.  He also serves as a director of Chesapeake Utilities Corporation.  Mr. Morgan received his undergraduate degree in business administration from the University of Delaware and is a graduate of the National Commercial Lending School at the University of Oklahoma.  Mr. Morgan brings over 40 years of banking experience, trust, finance, risk management, lending and executive leadership expertise to the Board of Directors.

Marvin N. Schoenhals, 65, has been Chairman of WSFS Financial Corporation and WSFS Bank since 1992 and a director since 1990.  His current term expires at the 2013 Annual Meeting of Stockholders.  From 1990 to 2007 he also served as President and Chief Executive Officer.  Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007.  He was a member of the

Brandywine Mutual Fund’s Board of Directors from 1995 to 2006.  He currently serves as Chairman of the Board of Burris Logistics, a privately-owned distributer of frozen and dry foods.  Mr. Schoenhals is a trustee and former chairman of the Delaware Public Policy Institute.  He is a member and former chairman of the Delaware State Chamber of Commerce and is chairman of the Sunday Breakfast Mission.  He is a member of the Delaware Business Roundtable.  Mr. Schoenhals is a member of the leadership team of Vision 2015, a Delaware coalition that created and is implementing a plan to make Delaware public education the best in the world by 2015.  He serves on the Board of Directors of the Curry School of Education Foundation, University of Virginia.  Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society.  In 2004, he was inducted into the Delaware Business Leaders Hall of Fame.  Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce.  Mr. Schoenhals brings almost 40 years of banking experience, finance, risk management, lending and executive management expertise to the Board of Directors.

David G. Turner, 48, is a nominee to the WSFS Board of Directors.  In 2010, Mr. Turner joined IBM as Vice President, Partner, Global BAO Leader in the Banking and Financial Markets Division of Global Business Services.  After retiring from Bank of America, in 2009, Mr. Turner founded Sovereign Partners Consulting, LLC working with key major banking clients world-wide focusing on strategy and IT consulting.  Mr. Turner joined MBNA in 2003 as Senior Executive Vice President and, in the following year, was promoted to Group Executive to create their Research and Development Department.  He served in various capacities with MBNA and its successor, Bank of America through 2009 including his role as the Information Management Transformation Executive.  Prior to that, Mr. Turner was Executive Vice President and President of the Gateway Companies, San Diego, California.  Mr. Turner is Vice Chairman of the Board of Trustees of Delaware State University, former director of the US Chamber of Commerce and an adjunct professor at several universities.  He earned his B.S in Computer Science/Mathematics from Delaware State University, a Master of Sciences in MIS from Fairleigh Dickenson University and is an alumnus of the Dartmouth-Amos Tuck Executive MBA Education Program.  Mr. Turner brings significant expertise in banking and financial markets with experience in the areas of product development, marketing, sales, analytics, technology, channels and customer experience.

The Board of Directors recommends a vote FOR each of these nominees.

Current Directors and Executive Management

Listed below is information about our directors, director nominees and executive management officers.  Currently, all directors of WSFS Financial Corporation also serve as directors for our subsidiary, Wilmington Savings Fund Society, FSB (which we generally refer to as WSFS Bank).  Each director was selected to be a member of the Board of Directors based on his or her particular background and expertise.  Immediately following the description of the background of each person is a description of the particular experience, skills and qualifications that were instrumental in the determination by the Corporate Governance and Nominating Committee that he or she should serve as our director.   For additional information, see “Our Director Nomination and Selection Process” and “Diversity” beginning on page 11.

Current Directors:

Anat Bird, 61, became a director of WSFS Financial Corporation in 2010. Her current term expires at the 2015 Annual Meeting of Stockholders.  Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD which she founded in 1994.  Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank.  She also founded the Financial Institutions Consulting Group at BDO Seidman.  Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University.  She has spoken at over 400 national and regional forums in banking and other industries.  In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications.  She serves on the board of directors for MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sterling Bank (2002-2011), Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009).  Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem.  She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business.  Ms. Bird brings a broad range of banking experience as well as strategic planning, financial and executive management experience to the Board of Directors.

William B. Chandler, 61, was appointed a director of WSFS Financial Corporation in 2011 and will be retiring at the 2013 Annual Meeting of Stockholders.  In 2011, Mr. Chandler became a partner in the law firm of Wilson Sonsini Goodrich & Rosati.  Prior to that, he served as Judge on the Delaware Superior Court from 1985 to 1989 and the Delaware Court of Chancery from 1989 to 2011, with the last 14 years of service as Chancellor.  Mr. Chandler earned his undergraduate degree in Philosophy and Political Science from the University of Delaware, his Juris Doctor from the University of South Carolina School of Law and his LL.M. from Yale Law School.  Mr. Chandler is a member of the American Law Institute, a trustee of the Yale Center for Corporate Governance and the University of Delaware’s Weinberg Center for Corporate Governance.  He is also a trustee of The University of Delaware.  Mr. Chandler brought significant corporate law and governance, administrative management and executive leadership expertise to the Board of Directors.

Charles G. Cheleden, 69, has been a director of WSFS Financial Corporation since 1990, serving as Vice Chairman since 1992 and Lead Director since 2004. His current term expires at the 2014 Annual Meeting of Stockholders.  He is an Attorney at Law with emphasis on estate planning, trusts, estate settlement and elder law.  Mr. Cheleden is the former Chairman and President of Liberty Financial Group, Inc. (an ASE Co.) and Liberty Savings Bank, Philadelphia, PA, which were acquired, and former Chairman of Manor College, Jenkintown, PA and Nazareth Hospital, Philadelphia, PA.  Mr. Cheleden earned his undergraduate degree from Villanova University and his Juris Doctor from Temple University Law School.  Mr. Cheleden brings legal, risk management, financial and executive management expertise to the Board of Directors.

Jennifer W. Davis, 42, has been a director of WSFS Financial Corporation since 2009. Her current term expires at the 2015 Annual Meeting of Stockholders.  In March 2013, Ms. Davis was appointed Senior Vice President for Administration and Finance for George Mason University. Her portfolio includes the areas of finance, human resources, accounting, treasury, facilities, public safety and auxiliary services.  From 2008 to 2013, she was employed by the University of Delaware as Vice President for Finance and Administration.  Previously, Ms. Davis served as Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware.  She also served the State of Delaware as Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services.  She also serves on the Delaware Hospice Board of Directors.  Ms. Davis earned her undergraduate degree in political science and her Master’s degree in policy analysis from Pennsylvania State University.  Ms. Davis brings knowledge of human resource issues, as well as finance, risk management and executive leadership expertise to the Board of Directors.

Donald W. Delson, 61, has been a director of WSFS Financial Corporation since 2009. His current term expires at the 2015 Annual Meeting of Stockholders.  Since February 2009, he had been a Senior Advisor for Keefe, Bruyette & Woods, Inc., a New York investment banking firm.  He retired in September 2011.  From 1997 to 2009, he was a Managing Director of the Investment Banking Division, Keefe, Bruyette & Woods, Inc. responsible for mergers and acquisitions and raising capital for banks and thrifts.  His past employment also includes being a Managing Director, Investment Banking Division, for Alex. Brown & Sons, Inc.  Prior to that, he was an attorney with Morgan Lewis & Bockius in Philadelphia, PA.  He is President of the Board of Trustees for the Chester Charter School for the Arts, an ex officio director for The Chester Fund for Education and the Arts, co-publisher of the Swarthmorean, Inc. (a weekly newspaper) and member of the Finance Committee for Crozer Keystone Health System.  In addition, he is a director of the Swarthmore Co-op (a food market) and serves as a director of Resource America, Inc.  Mr. Delson received his A.B. from Brown University, his Master’s in Business Administration from Harvard Business School and his Juris Doctor from the University of Virginia.  Mr. Delson brings legal, financial, and executive leadership expertise to the Board of Directors.

Zissimos A. Frangopoulos, 68, has been a director of WSFS Financial Corporation since 2010. His current term expires at the 2014 Annual Meeting of Stockholders.  He is the retired President and Chief Executive Officer of Christiana Bank & Trust Company where he served from 2002 until December 3, 2010.  He had been a member of their Board of Directors since 2001. He was also a director and Vice Chairman of the Board of National Penn Wealth Management, N.A. and earlier served on the board of National Penn Bank, N.A.  Prior to joining Christiana, Mr. Frangopoulos had a 30-year career that spanned commercial and investment banking in New York and London with Chemical Bank and successor companies. At the time of his retirement in 1999 he was Managing Director in charge of the Financial Institutions Division in the Global Investment Banking Group at Chase Securities advising other banks, finance companies and investment management firms. He served as the Treasurer of Chemical New York Corporation and during his 10 years as financial executive he was involved in all aspects of financial management including strategic planning, mergers and acquisitions, capital raising, investor relations and regulatory relations. Earlier, he was the Managing Director and Chief Executive Officer of Chemical Bank International Ltd., Chemical’s merchant bank in London where the business included global loan syndication, advisory and Eurobond activities.  Mr. Frangopoulos has served on the Board of Cancer Care Connection, Inc. in Wilmington, Delaware. He also served on the Finance Committee of Winterthur Museum.  Mr. Frangopoulos earned his BA degree from Yale University and holds a Master’s of Business Administration degree from Columbia University.   Mr. Frangopoulos brings over 40 years of banking, trust, finance, risk management and executive leadership experience to the Board of Directors.

Dennis E. Klima, 68, has been a director of WSFS Financial Corporation since 2004 and will be retiring at the 2013 Annual Meeting of Stockholders.  He is the retired President and CEO of Bayhealth, Inc., and Chairman, President and CEO of Bayhealth Medical Center.  Mr. Klima was an assistant to the administrative officer at the National Naval Medical Center from 1968 to 1971 and worked with the Department of Defense as a Naval Department representative on the new generation of military hospitals study.  From 1971 to 1974 he was Assistant Director of Duke University Hospital and from 1974 to 1980 was Associate Administrator at The Memorial Hospital at Easton, Maryland.  In 1980, he joined the Kent General Hospital as Executive Director and CEO and was named President in 1985.  In 1990, Mr. Klima became President and CEO of the Central Delaware Health Care Corporation and Chairman of the subsidiary Kent General Hospital Board of Directors.  From 1997 to 2009, he served as President/CEO and Chairman of the Board of Bayhealth Medical Center.  He is a Life Fellow of the American College of Healthcare Executives, an Advanced Member in the Healthcare Financial Management Association and a Life Member of the American Hospital Association.  He is a past president of the Central Delaware Chamber of Commerce, served as co-chair of the Central Delaware Economic Development Council and, since 2008, has served as Chairman of the Kent Economic Partnership, Inc.  Mr. Klima also has served on the Board of Trustees for The University of Delaware since 1997.  Mr. Klima earned his undergraduate degree in Finance from the University of Illinois and a Master of Hospital Administration from Duke University.  Mr. Klima brought finance, administrative leadership and executive leadership expertise to the Board of Directors.

Mark A. Turner, 49, has been a director of WSFS Financial Corporation since 2007.  His current term expires at the 2014 Annual Meeting of Stockholders.  He has been President and Chief Executive Officer, WSFS Financial Corporation and WSFS Bank since 2007.  Mr. Turner was previously both the Chief Operating Officer and the Chief Financial Officer for WSFS.  Prior to joining WSFS, his experience included working at CoreStates Bank and Meridian Bancorp.  Mr. Turner started his career at the international professional services firm of KPMG, LLP where he earned his CPA.  He received his Bachelor’s Degree in Accounting and Management from LaSalle University, his MBA from the Wharton School of the University of Pennsylvania and his Master’s Degree in Executive Leadership from the University of Nebraska.  Mr. Turner has also participated in other meaningful executive development programs, including at the National Training Labs; The Soderquist Ethical Leadership program; Gallup University, including sessions at Toyota University; The Aspen Institute; the Buckley School for public speaking; the Authentic Leadership Institute; and Academy Leadership. He has also studied foreign business practices in Argentina and China.  As a local business person, Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and his performance.  He currently serves on the Board of Trustees for Delaware State University, is the Vice Chairman of the Board of the Delaware Business Roundtable, on the Executive Committee of the Board of the Delaware State Chamber of Commerce, is a member of the Boards of Directors of the Delaware Alliance for Non-Profit Advancement (DANA) and First State Innovation (FSI), and a Trustee for Christiana Care Health System. He has also served as Chairman of the Board of the Delaware Bankers Association.  Mr. Turner brings many years of banking, finance, accounting, auditing, risk management, administrative leadership and executive leadership expertise to the Board of Directors.

R. Ted Weschler, 51, has been a director of WSFS Financial Corporation since 2009.  His current term expires at the 2013 Annual Meeting of Stockholders at which time he will not be seeking reelection.  He also served as a director of WSFS Financial Corporation from 1992 to 2007.  Since 2012, Mr. Weschler has served as an investment manager of Berkshire Hathaway, a diverse enterprise involved in activities including property and casualty insurance and reinsurance, freight rail transportation, finance, manufacturing, retailing and services.  Prior to joining Berkshire Hathaway, Mr. Weschler served as the Managing Partner of Peninsula Capital Advisors, LLC which he formed in 1999.  Peninsula managed a pool of capital that, on behalf of its clients, made substantial long-term investments in publicly-traded companies possessing both strong prospects and outstanding management teams.  In 1989, Mr. Weschler was founding partner of Quad-C, a private equity firm.  Prior to that, he spent six years with W.R. Grace & Co. holding several positions, including Assistant to J. Peter Grace, Assistant to the Vice Chairman, as well as several capacities within their Corporate Development Group.  Mr. Weschler received his B.S. in Economics with concentrations in finance and accounting from The Wharton School of the University of Pennsylvania.  Mr. Weschler brought finance, market, investment, economics and executive leadership expertise to the Board of Directors.

Executive Management:

For information regarding Mark A. Turner, see page 8.

Peggy H. Eddens, 57, has been Executive Vice President, Chief Human Capital Officer for WSFS Bank since 2007.  From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank, Butler, PA.  Prior to that, she held several positions with Mellon Bank and Citizens Bank.

Stephen A. Fowle, 47, has been Executive Vice President and Chief Financial Officer of WSFS Financial Corporation and WSFS Bank since 2005.  He also serves as the Corporate Secretary.  From 2000 to 2004 he was Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland, MHC.  From 1994 to 2000, Mr. Fowle was Vice President of Corporate Finance at Robert W. Baird & Co., Incorporated in Milwaukee, WI, a regional investment banking firm.

Paul Geraghty, 59, has been Executive Vice President and Chief Wealth Officer of WSFS Financial Corporation and WSFS Bank since August 2011.  Prior to that, Mr. Geraghty was President and CEO of Harleysville National Corporation from 2007 to 2010 and Executive Vice President of National City Corporation in Cleveland from 2004 to 2007.

Thomas Kearney, 65, has been Executive Vice President and Chief Risk Officer since March 2012.  Mr. Kearney is in charge of all risk oversight functions for WSFS Financial Corporation.  Mr. Kearney joined the Company in 1998 and previously served as Senior Vice President and Corporate Auditor.

Rodger Levenson, 51, has been Executive Vice President and Chief Commercial Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Levenson was Senior Vice President and Manager at Citizens Bank and from 1986 to 2003 he held a number of positions at Wachovia Bank.

S. James Mazarakis, 55, has been Executive Vice President and Chief Technology Officer for WSFS Bank since 2010.  From January 2009 to February 2010 Mr. Mazarakis was a principal in Techvizion, a consulting firm specializing in technology strategies.  From that role, he served as our interim Chief Technology Officer from May 2009 to February 2010.  From 2005 to 2008, he was Chief Information Officer for T. Rowe Price Associates and from 2002 to 2005 he was Business Information Officer — Shared Services for Capital One Financial Corporation.

Richard M. Wright, 60, has been Executive Vice President and Chief Retail Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA.

CORPORATE GOVERNANCE

Director Independence

We carefully evaluate any circumstances, transactions or relationships that we feel could have an impact on whether the members of our Board of Directors are independent of us or our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

Other than Mr. Schoenhals, Mr. Turner and Mr. Frangopoulos, all our directors are independent.  Mr. Schoenhals is not an independent director because he was one of our executives until November 2009 and was compensated as a consultant until November 2011.  Mr. Turner is not an independent director because he is one of our executives.  Mr. Frangopoulos is not an independent director because he was the chief executive of Christiana Bank & Trust until December 2010 and was compensated as a consultant through December 31, 2011.  More information about the compensation of Mr. Schoenhals can be found on page 52.

Board of Directors Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Chairman, (ii) our Vice Chairman and Lead Director and (iii) our President and Chief Executive Officer.  We believe this leadership is appropriate for us because it ensures independent oversight that draws upon significant experience and institutional knowledge of us, while ensuring board-level decisions are informed by operational matters.

Marvin N. Schoenhals has been our Chairman of the Board of Directors since 1992. He continues in this role because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community. Until his retirement in 2009, Mr. Schoenhals was also an Executive and full-time Associate.  Upon his retirement, Mr. Schoenhals became a consultant to us.  A more detailed description of Mr. Schoenhals’ consulting role can be found on page 52.

The responsibilities of the Chairman include:

•      Chairing meetings of the Board of Directors;

•      Recommending committee memberships;

•      Assessing effectiveness of Board committees;

•      Participating as a member of the Executive Committee and ex-officio member of selected other committees;

•      Chairing Kent County and Sussex County Advisory Boards (until April 2013); and

•      Providing advice and counsel to CEO and executive management.

Charles G. Cheleden has been our Vice Chairman since 1992 and our Lead Director since 2004.  He is an outside and independent director designated by our Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently and independent of management.

Specifically, the Lead Director is responsible, in cooperation with the Chairman of the Board of Directors for certain functions as follows:

Enhance Board Effectiveness:

•      Ensure the Board of Directors works as a cohesive team under his or her leadership;

•      Ensure the Board of Directors has adequate resources, especially by way of full, timely and relevant information to support its decision-making requirements;

•      Ensure a process is in place to monitor legislation and best practices which relate to the responsibilities of the Board of Directors;

•      Regularly assess the effectiveness of the Board of Directors and its committees;

•      Ensure that new directors receive adequate orientation on their roles and responsibilities, the Company’s organization, business and the industry;

•      Meet with members of the Board of Directors to determine their continued commitment to the Board of Directors and their interest in continuing to serve on the Board of Directors;

•      Ensure that members of the Board of Directors receive continuing education both from within the Company and from outside sources; and

•      Encourage the Board of Directors to refer new business opportunities to the Bank.

Manage the Board:

•      Provide input to the CEO on preparation of agendas for Board of Directors and committee meetings;

•      Ensure the effectiveness of Board of Directors committees;

•      Ensure that independent directors have adequate opportunity to meet to discuss issues without management present and provide feedback to management;

•      Help resolve any conflicts;

•      Chair Board of Directors meetings when Chairman is not in attendance;

•      Review Board of Directors minutes for accuracy;

•      Conduct or oversee Board of Directors self-evaluations;

•      Ensure delegated committee functions are carried out and report to Board of Directors, e.g. CEO performance assessment, CEO and Board of Directors succession planning and strategic planning;

•      Ensure some rotation on committee assignments, especially Chairs;

•      Exercise authority to call meetings of the independent directors;

•      Ensure that appropriate committee members have input regarding the proxy statement disclosure related to their committees; and

•      Be available, as requested, for consultation and communication with major stockholders.

Mark A. Turner has been our President and Chief Executive Officer since 2007.

The responsibilities of the President and CEO include:

•      Having general power over the strategic planning, management and oversight of the administration and operation of the Company’s business, and general supervisory power and authority over its policies and affairs;

•      Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect;

•      With the Chairman and Lead Director, helping to set Board of Directors agendas and providing input for committee meeting agendas.

Executive Sessions

Our independent directors meet regularly in executive session.  During 2012, at each meeting of the Board of Directors and its committees, independent directors had the opportunity to meet without management present.  Typically, the Lead Director presides (or if absent, the most senior director) over executive sessions.

Our Director Nomination and Selection Process

We believe that it is important to have a strong, independent Board of Directors that is accountable to our stockholders.  Our By-laws empower the Corporate Governance and Nominating Committee with the responsibility for identifying qualified individuals as candidates for membership on the Board of Directors.

The Corporate Governance and Nominating Committee solicits recommendations from our officers and directors, as well as considers and evaluates any candidates recommended by our stockholders.  There is no difference in the manner in which the Corporate Governance and Nominating Committee evaluates persons recommended by officers or directors versus those recommended by stockholders in selecting nominees for the Board of Directors.  To date, it has not been our practice to pay fees to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors.  Each year, the Board of Directors conducts a robust self-evaluation process to help identify individual and group performance and needs.  This self-evaluation was one input in this year’s nomination process.

In the second half of the last decade we undertook a thoughtful, generational change in the executive leadership of the Bank.  Around the same time the Board of Directors began a similar process of addressing the changing needs and advancing experience of the Board of Directors with the desire to establish a Board of Directors for the future as well.  Since 2005 to date, as a result of this process (and assuming our nominees are elected at the annual meeting), 12 directors have stepped down and nine new directors have joined the Board of Directors.

In 2011, after a thorough review of the correlation between the size of a board of directors and its effectiveness, the Board of Directors concluded that smaller boards (while still of ample size and diversity) are generally more effective.  The Board of Directors also concluded that a smaller Board fits with a key strategic advantage of the Company, namely, faster, and more entrepreneurial decision-making.  Finally, a smaller board of directors also sets the organizational tone for a lower internal cost structure in an economy and industry that are currently challenged by lower revenues and increasing regulatory costs.

As a result of this conclusion, in 2012 the Board of Directors decided that it would reduce its size to a range of 10 to 12 members and three directors agreed to retire from the Board of Directors in April 2012.  Two additional directors agreed to retire from the Board of Directors at the annual meeting in 2013 and another director is not seeking re-election at the annual meeting.  We are grateful to these directors for their years of dedicated and valuable service to WSFS.

The two directors retiring at the annual meeting will be replaced by the new nominees, if elected.  It is the intention of the Board of Directors to continue this succession planning process so that we build experience on the Board of Directors for the continued success of WSFS.  We believe that one of the most important responsibilities of a well-functioning board of directors is to ensure that it actively plans for and accomplishes its own succession.

Diversity

The Board of Directors takes a broad and thoughtful view of diversity.  It believes its membership should reflect not only a diversity of gender and ethnicity, but also be inclusive of other factors such as age, religion, national origin, a broad range of experience, knowledge and judgment in a variety of business and professional sectors.  The Board of Directors desires that its membership also be geographically appropriate and diverse.  Potential directors, therefore, may enhance the statewide and regional representation of the Board of Directors.  As a commitment to this diversification, the Board of Directors believes most directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage.  A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.  It also believes that it should have a Board of Directors membership with a cross-section of thinking that is aligned with the needs of our customers and community (which includes potential future customers), as well as future opportunities.  Our Corporate Governance and Nominating Committee implements this goal as part of its nomination process and assesses its implementation during both the nomination process and as part of the Committee’s self-assessment process.

To be considered in the Committee’s selection of Board of Director nominees, recommendations from stockholders must be received by us in writing no earlier than November 26, 2013 and no later than December 26, 2013.  A recommendation should identify the stockholder making the recommendation and for each person the stockholder proposes to recommend as a nominee to the Board of Directors (1) the name, age, business address of such person; (2) the principal occupation or employment of such person; (3) the Class and number of shares of our Voting Stock (as defined in our By-laws) which are beneficially owned by such stockholder on the date of such notice; and (4) any other information required to be included in such notice as described in our By-Laws or disclosed in solicitations of proxies with respect to nominees for election of directors described in the Securities Exchange Act of 1934, as amended.

Stock Ownership and Retention Guidelines

Our By-Laws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time by the Board of Directors.  This guideline is designed to encourage our directors to increase and maintain their equity stake in us, and thereby to more closely link their interests with those of our other stockholders.

In 2009, the Board of Directors established a guideline that each director own 4,000 shares of vested common stock.  Members of the Board of Directors have until June 2014, or five years after assuming his or her position, to accumulate the minimum ownership amount.  In addition, the Board of Directors established a guideline for executive management such that the CEO should own 35,000 shares of vested common stock and all Executive Vice Presidents own 10,000 shares of vested common stock, each to be accumulated by the later of June 2014 or five years after assuming his or her position.

Succession Planning

The Personnel and Compensation Committee of the Board of Directors (the “Personnel and Compensation Committee” or the “Committee”), as well as the entire Board of Directors have reviewed, evaluated and provided governance comments and advice for our Executive Management (including CEO) talent, leadership development and succession planning program, and plans to do so at least annually.

Attendance at Board of Director and Committee Meetings, Annual Meeting

During the year ended December 31, 2012, the Board of Directors held 13 meetings.  None of the directors attended less than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year.  All directors are required to attend the annual meeting except for absences due to causes beyond their reasonable control.  With one exception, all directors were present at last year’s annual meeting.

Transactions with Our Insiders

In the ordinary course of its business as a bank, WSFS Bank makes loans to our directors, officers and Associates.  These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender.  These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

Board of Directors Role in Risk Oversight

The Board of Directors is responsible for the oversight of the management of our risk exposures to prevent or minimize the impact of a financial crisis.  The Board of Directors is actively involved in the strategic planning and Enterprise Risk Management (“ERM”) processes with executive management where there is a comprehensive discussion of our appetite for risk, including a discussion of choices and alternatives.  In the end, the Board of Directors has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards.  The Board of Directors has also concluded that management has implemented an appropriate system to manage this risk.  The risk management system is designed to inform the Board of Directors of the material risks and has created an appropriate enterprise-wide culture of risk awareness.

An ERM function was created to assist management by establishing a unified and strategic approach to identifying current and future risks.  ERM helps monitor, measure, manage and report these risks while continually evaluating our risk/reward dynamic.  The ERM activities include:

•      Conduct an Enterprise Risk Assessment Summary (RAS) in accordance with the OCC’s RAS matrix and industry best practices;

•      Monitor risk metrics and report to Executive Management monthly and to the Board of Directors quarterly;

•      Update the RAS quarterly;

•      Ensure that stress testing and contingency planning on critical business risks are performed;

•      Key involvement with significant new products, services or activities, as well as conduct resolution and “lessons learned” on major risk events, as needed; and

•      Continual learning on emerging risks and risk management best practices.

Each committee of the Board of Directors has risk oversight responsibilities.   In particular, the Audit Committee of the Board of Directors is responsible for, among other things, the following:

•      Review the annual company Sarbanes-Oxley risk assessment;

•      Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;

•      Review the adequacy of internal controls;

•      Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•      Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•      Monitor the independence of the public accounting firm;

•      Ensure committee members have unrestricted access to the independent accountants to review and discuss financial or other matters;

•      Review and approve the audit plan of the independent accountants and our internal audit department;

•      Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;

•      Determine that no management restrictions are being placed upon either the internal or external auditors;

•      Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material inadequacies and reportable conditions in the internal controls over financial reporting, and compliance with laws and regulations;

•      Evaluate the adequacy of the internal accounting control systems and monitor management’s response and actions to correct any noted deficiencies;

•      Review reports issued by outside consultants regarding internal control;

•      Review quarterly reports issued by the Internal Loan Review Department including reports issued by outside consultants regarding such items as credit risk assessment and credit administration;

•      Review the quarterly report of significant litigation matters;

•      Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•      Ensure that members of the Committee have the expertise required by regulation;

•      Ensure that the Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties;

•      Review all regulatory reports, including examination reports and SEC comment letters and monitor management’s response; and

•      Review and approve, each year, the Information Data Security Policy.

The Chairman of the Audit Committee provides regular reports to the Board of Directors on these items, as needed.  In addition, senior managers from each of our risk areas provide regular reports to the Board of Directors.  These areas include: Investments, Accounting, Auditing, Credit, Human Capital Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

In addition, the Personnel and Compensation Committee, which oversees the executive compensation programs, reviews and approves an annual report on executive compensation and Associate incentive compensation plans prepared by our risk officers.  The purpose of the review is to: (1) determine that senior executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates.  During 2012, the Personnel and Compensation Committee accepted these reports prepared by our risk officers who concluded our plans and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Board of Directors Committees

There are five main committees of the Board of Directors: the Executive Committee, the Corporate Governance and Nominating Committee, the Audit Committee, the Personnel and Compensation Committee and the Trust Committee.

Executive Committee

Mark A. Turner is Chair of the Executive Committee.  The other members of the Committee are Charles G. Cheleden, Zissimos A. Frangopoulos, Calvert A. Morgan, Jr., and Marvin N. Schoenhals.  The Executive Committee is required to meet monthly, or more frequently if necessary, and met 31 times during 2012.  This Committee exercises the powers of the Board of Directors between its meetings.  Its primary activities have been to review loan applications needing the approval of the Board of Directors and to review credit quality reports.

Another important part of the Executive Committee’s role is to review and approve transactions with insiders.  Under the Bank’s written policy, the Executive Committee reviews and approves all insider loans or lending relationships.  Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting.  All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee

Charles G. Cheleden is Chair of the Corporate Governance and Nominating Committee.  The other members of the Committee are William B. Chandler, III, Dennis E. Klima, and R. Ted Weschler.  Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market.  The Corporate Governance and Nominating Committee met five times during 2012.  A copy of the Corporate Governance and Nominating Committee Charter as well as our other corporate governance documents can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Corporate Governance and Nominating Committee does the following:

•      Makes recommendations to the full Board of Directors regarding corporate governance guidelines and policies;

•      Assists the Board of Directors in finding individuals who are qualified to serve as directors and provides its recommendations to the full Board of Directors when the Board of Directors selects its nominees for each annual meeting;

•      Leads the Board of Directors in an annual review of the Board of Directors’ performance; and

•      Advises the Board of Directors on the assignment of the directors to serve on the various committees of the Board of Directors.

Audit Committee

Anat Bird is Chair of the Audit Committee.  The other members of the Committee are William B. Chandler, III, Jennifer W. Davis, Dennis E. Klima and Calvert A. Morgan, Jr.  Jennifer W. Davis has the qualifications to serve as the Committee’s financial expert.  For bank regulatory purposes, Anat Bird is also considered a banking and financial expert.  Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market.  The Committee met nine times during 2012.  A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Audit Committee does the following:

•      Oversees the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

•      Reviews the examination reports from federal regulatory agencies as well as reports from the internal auditors and from the independent registered public accounting firm;

•      Meets quarterly with the head of the Internal Loan Review Department and/or a third-party vendor to review assessments of loan risk ratings and credit administration, as well as the head of the Internal Audit Department and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release;

•      Provides oversight to our regulatory compliance activities and our compliance officer who reports directly to the Executive in charge of risk;

•      Reviews reports of significant litigation matters;

•      Reviews the annual risk assessment and other reports (such as Suspicious Activity Reports, Associate Hotline Reports) issued regarding company risk management activities;

•      Meets annually to review our internal control risk analysis and associated internal audit plan; and

•      Approves the selection of the independent registered public accounting firm and recommends their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Bank’s Trust Audit Committee which provides oversight to the financial accounting and internal control aspects of our Trust and Wealth management initiatives. The Trust Audit Committee met four times during 2012.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures:  Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature.  These additional services do not exceed 5% of the annual audit fee amount.  For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chairman of the Audit Committee can provide pre-approval of the services.  For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required.  In addition, a retainer for tax consulting services is pre-approved by the Audit Committee.  Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure.  All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2012 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG performed services for us.  Those agreements are subject to alternative dispute resolution procedures.

All of the services listed below for 2012 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above.  The Audit Committee has determined that the non-audit services performed during 2012 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2012 and 2011 were $1,083,000 and $805,000, respectively.

Audit Related Fees.  The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2012 and 2011 were $50,000 and $50,000, respectively.

Tax Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2012 and 2011 were $47,508 and $112,460, respectively.

All Other Fees.  There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2012 and 2011.

Audit Committee Report

The Audit Committee (the “Audit Committee”) of the Board of Directors of WSFS Financial Corporation (the “Company”) has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•      Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012;

•      Discussed with the Company’s independent registered public accounting firm the matters required to be discussed under relevant guidance of the Public Company Accounting Oversight Board (the “PCAOB”), including PCAOB AU 380 and Statement on Auditing Standards No. 61; and

•      Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee, comprised of Anat Bird, William B. Chandler, III, Jennifer W. Davis, Dennis E. Klima and Calvert A. Morgan, Jr., has provided this report.

Personnel and Compensation Committee

Dennis E. Klima is the Chairman of the Personnel and Compensation Committee.  The other members of the Personnel and Compensation Committee are Anat Bird, Jennifer W. Davis and Donald W. Delson.  The Personnel and Compensation Committee met five times during 2012.  A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Our Board of Directors has determined that the members of our Personnel and Compensation Committee are “independent” as defined by the listing standards of NASDAQ and the SEC.

Action items the Personnel and Compensation Committee has the authority to approve:

•      Performance evaluations, salary adjustments, bonuses, stock options, perquisites for any officer other than the CEO and President;

•      Incentive plan design, including criteria, formula computation and calculation of award amounts, such as cash payouts, restricted stock and stock option awards for all officers other than the CEO and President;

•      Adoption, administration and expense management of certain Associate benefit plans and programs including 401(k) amendments, technical corrections and discretionary contributions, if in excess of 2% overall compensation;

•      Payment of additional year-end contributions in lieu of deferred compensation plans for any officer other than the CEO and President;

•      Engagement of compensation consultants (negotiate terms and related fees) to assist in matters regarding executive and Board of Directors related compensation; and

•      Fees for Board of Directors advisors, Lead Director and committee chairs; oversee election of committee chairs.

Action items the Personnel and Compensation Committee recommends to the Corporate Governance and Nominating Committee for approval:

•      Annually review and recommend all Board of Directors and related compensation.

Action items the Personnel and Compensation Committee approves and must recommend to the Board of Directors for final approval:

•      Policies and charter, including but not limited to Equal Employment Opportunity and Affirmative Action, Severance and Change of Control, the Management Compensation Policy, the Business (Luxury) Expenditures Policy, the Personnel and Compensation Charter;

•      Board of Directors and management stock ownership and guidelines;

•      All TARP compliance and disclosure matters, including but not limited to compensation and incentive plan reviews and risk assessments, clawback provisions, other filed requests and annual narrative;

•      Compensation Discussion and Analysis (CD&A), compensation risk assessment and Compensation Committee report portions of the proxy statement;

•      Any compensation action for the CEO and President (such as salary increases, bonuses, stock grants and perquisites); and

•      Any compensation action (such as fees and stock awards) for the Chairman of the Board of Directors.

In addition, the Personnel and Compensation Committee reviews and considers the results of stockholders’ advisory votes on executive compensation.

Compensation Committee Interlocks and Insider Participation

No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours.  During 2012, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board of Directors.

Trust Committee

The Trust Committee is comprised of members of both the WSFS Bank Board and of management.  It provides oversight our trust and investment activities provided by Christiana Trust, the trust division of the Bank.  Donald W. Delson is the Chair of the Trust Committee.  Other members of the Committee are Zissimos A. Frangopoulos, Calvert A. Morgan, Jr.  and Mark A. Turner.  The Committee met eight times during 2012.  A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Trust Committee does the following:

•      Oversees the trust and investment management activities of the Christiana Trust division in providing trust administration and investment management services;

•      Adopts appropriate policies and procedures to be observed in offering such services;

•      Ensures compliance with all trust regulations;

•      Ensures sound risk management practices as it applies to trust and investment management activities; and

•      Reports to the Board of Directors on the activities of Christiana Trust in the conduct of its business.

PROPOSAL NUMBER 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994.  The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2013.  The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board of Directors in favor of KPMG LLP.  We are asking the stockholders to ratify the decision of the Board of Directors to appoint KPMG LLP for the 2013 fiscal year.

Representatives of KPMG LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on that proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL NUMBER 3:  Approval of the WSFS Financial Corporation 2013 Incentive Plan

On March 15, 2013, the Board of Directors approved the WSFS Financial Corporation 2013 Incentive Plan (the “2013 Plan”).  The 2013 Plan is a continuation, amendment and restatement of the WSFS Financial Corporation 2005 Incentive Plan (the “2005 Plan”).  Subject to stockholder approval, the 2013 Plan, among other things, increases the number of shares available for issuance, changes the number of available shares we deduct for full value awards from four to three and extends the term of the 2005 Plan by ten years.

The 2005 Plan was approved by stockholders at our 2005 annual meeting and amended at our 2007 and 2010 annual meetings.  The purpose of the 2013 Plan is to promote our success by linking the personal interests of our Associates, officers and directors more closely to those of our stockholders.  The plans also give our Associates, officers and directors an additional incentive for outstanding performance.  At March 7, 2013, only 48,845 shares of our stock remain available for issuance under the 2005 Plan.

We are asking stockholders to approve the 2013 Plan to increase the number of shares of our common stock that may be issued to Associates, officers and directors pursuant to awards granted under the plan by 650,000 shares.

To be approved, the 2013 Plan must receive a majority of the votes cast on this proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board of Directors unanimously approved the 2013 Plan and believes that the Plan is in our best interests and the best interests of our stockholders.  The Board recommends that stockholders vote “FOR” the Plan.

We are asking stockholders to approve the 2013 Plan which is an amendment and restatement of our 2005 Plan.  The amendments, among other things, increase the number of shares available for issuance.  Our Board of Directors recommends that stockholders approve the Plan to allow us to continue granting stock options and other awards.  As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity awards granted under the 2005 Plan are a principal element of the compensation plan for our executive officers.  These awards emphasize long-term company performance, as measured by creation of stockholder value, and foster a common interest between stockholders and Associates.  We believe an equity incentive plan is critical in enabling us to attract and retain key Associates and create effective incentives for those Associates who contribute to our growth and financial success.  In addition, an equity incentive plan reflects our continuing commitment to preserving stockholder value and promoting corporate responsibility, as evidenced by the design features described below.

Below is a summary of the features of the 2013 Plan and an explanation of the income tax consequences of awards under the plan to us and our Associates, officers and directors.  A copy of the full plan is attached as Appendix A to this proxy statement.

Currently, we have two compensation plans under which shares of our common stock may be issued:  the 2005 Plan and the 1997 Stock Option Plan.  As of December 31, 2012, the aggregate number of unexercised options outstanding under our plans was 335,730, with a weighted average exercise price of $42.14.  Options granted in the past under the 1997 Plan may still be exercised, but no new awards may be made under this plan.  Currently, we have only the 2005 Plan available to make new awards.   As of March 7, 2013 the number of shares of our common stock that were still available for new awards under the 2005 Incentive Plan was 48,845.  The proposed 2013 Plan would increase the number of shares available for new awards by 650,000, so that 698,845 shares would be available.  The proposed increase in the number of shares available for new awards was determined by estimating the expected number of awards to be granted during the next three years considering historical experience and anticipating the award of shares for certain other plans.

Due to the limitations imposed by our participation in TARP over the past several years, we have had to issue restricted stock to our Top Five Most Highly Compensated Employees (MHCEs) instead of issuing cash bonuses or stock options.  This used up a good portion of the shares available to be granted more quickly than usual as restricted stock had to be issued instead of cash and restricted stock is counted at a value of four times that of stock options (i.e., every share of restricted stock issued, reduced our available share count by four shares).

Summary of the Plan

Permissible Awards.  All Associates, officers and directors are eligible to receive awards under the plan.  Currently, there is a group of 126 Associates, officers and directors who have awards outstanding.  The plan authorizes the granting of awards in any of the following forms:

•                  Options to purchase shares of our common stock;

•                  Stock appreciation rights, which equal the increase in the fair market value of a share of our common stock between the date of the grant and the date the stock appreciation right is exercised;

•                  Performance awards, which are payable in cash or shares of our common stock upon the attainment of performance goals set by the Personnel and Compensation Committee;

•                  Shares of our common stock that are subject to a vesting period and subject to forfeiture in accordance with terms set by the Personnel and Compensation Committee;

•                  Deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property) in the future;

•                  Other stock-based awards in the discretion of the Personnel and Compensation Committee, including grants of shares of our common stock that are not subject to a vesting period or forfeiture; and

•                  Cash awards.

The stock options granted under the plan may be either non-statutory stock options or incentive stock options.  The difference in the tax treatment of non-statutory stock options and incentive stock options is explained below “Income Tax Consequences of Awards under the Plan.”

As of March 18, 2013, the fair market value of a share of our common stock was $49.11.

Shares Available for Awards.  Subject to adjustment as a result of changes in the capital structure as provided in Article 15 of the plan, the aggregate number of shares of our common stock reserved for issuance pursuant to awards granted under the 2005 Plan is currently 1,197,000, and each share issued under the 2005 Plan pursuant to an award other than an option or stock appreciation right reduces the number of available shares under the plan by four shares.  If the 2013 Plan is approved by stockholders at the 2013 annual meeting, the aggregate number of shares reserved for issuance pursuant to awards granted will increase by 650,000 and will become 1,847,000.  Shares issued under the 2013 Plan pursuant to an award other than an option or stock appreciation right will reduce the number of available shares under the plan by three shares.  If the stockholders do not approve the 2013 Plan, awards will only be available under the 2005 Plan.

Limitations on Awards.  During any single calendar year, no one person may be granted stock options and/or stock appreciation rights under the plan for more than 100,000 shares of our common stock.  In addition, there is an annual limit on the number of shares of common stock that may be granted under the plan in the form of restricted stock, restricted stock units, deferred stock units, performance shares or other stock-based awards: no more than 100,000 shares of our common stock to any one person in a single calendar year.  The plan limits the aggregate value of any performance-based cash award that may be paid to any one person during any single calendar year to $4 million.

Administration.  The Personnel and Compensation Committee administers the plan and has the authority to:

•                  Designate participants;

•                  Determine the type or types of awards to be granted to each participant and designate the number, terms and conditions;

•                  Establish, adopt or revise any rules and regulations as it may deem advisable to administer the plan; and,

•                  Make all other decisions and determinations that may be required under the plan.

Performance Awards.  The Personnel and Compensation Committee is authorized to grant performance awards to participants on terms and conditions selected by the Committee and as set forth in the 2013 Plan.  Participants will be entitled to receive an award if the performance goals established by the Committee are achieved and the other terms and conditions are satisfied.

The Personnel and Compensation Committee establishes such goals before the beginning of the period for which the performance goal relates (or such later date as may be permitted under applicable regulations).  The Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal.

If a performance award is so designated, the Personnel and Compensation Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Internal Revenue Code based on one or more of the following criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate:

•                                          Revenue - Sales - Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

•                                          Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures);

•                                          Net income (before or after taxes, operating income or other income measures);

•                                          Cash (cash flow, cash generation or other cash measures);

•                                          Stock Price and Equity Metrics: including, but not limited to, return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio;

•                                          Return measures (including, but not limited to return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•                                          Market share - Improvements in capital structure - Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures);

•                                          Business expansion or consolidation (acquisitions and divestitures);

•                                          Internal rate of return or increase in net present value - Working capital targets relating to inventory and/or accounts receivable - Planning accuracy (as measured by comparing planned results to actual results); and Strategic and Operating Metrics: including, but not limited to, geographic footprint; new business or customer wins; market share; market penetration; key hires; management of employment practices and Associate benefits; effective income tax rates; business expansion; acquisitions, divestitures, collaborations, licensing or joint ventures; financing; resolution of significant litigation; and legal compliance or risk reduction.

Performance goals with respect to the foregoing criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of our competitors or peers.  Our Personnel and Compensation Committee may modify the measurement criteria as applied to performance or bonus awards to offset any unintended results arising from events not anticipated when the performance goals were established.  However, any such modifications may be made with respect to an award granted to an executive officer of the Company who is a “covered employee” under Internal Revenue Code section 162(m) only to the extent permitted by that section.  Likewise, the Personnel and Compensation Committee is not authorized to waive or accelerate the lapse of restrictions on a performance or bonus award granted to an executive officer of the Company who is a “covered employee” under Internal Revenue Code section 162(m), except upon death, disability or a change of ownership or control of the Company.

Limitations on Transfer.  No award under the plan may be assigned or transferred other than by will or the laws of descent and distribution.

Acceleration upon Certain Events.  Generally, if the service of a participant terminates by reason of death:

•                  All of his or her outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised become fully vested and exercisable;

•                  All time-based vesting restrictions on his or her outstanding awards lapse;

•                  The target payout opportunities attainable under all outstanding performance-based awards are deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level; and

•                  With respect to performance-based grants, there is a pro rata payout to the individual or his or her estate within 30 days after date of termination based upon the length of time within the performance period that has elapsed prior to the date of termination.

If the service of a participant terminates for any other reason, including retirement or disability, the Committee may, in its sole discretion at any time determine that all or a portion of the participants options, stock appreciation rights and other awards in the nature of rights may become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the outstanding awards shall lapse, and/or that any performance-based criteria with respect to certain awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare.

If a participant is terminated without cause or resigns for good reason (as such terms are defined in the plan) within two years after a change in control, all of such participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised become fully vested and exercisable and all time-based vesting restrictions on his or her outstanding awards lapse.  Except as otherwise provided in an award certificate, upon the occurrence of a change in control, the target payout opportunities attainable under all outstanding performance-based awards would be deemed to have been fully earned as of the effective date of the change in control and pro rata payouts to individuals would be made within 30 days after the effective date of the change in control based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period that has elapsed prior to the change in control.  In addition, subject to limitations applicable to certain qualified performance-based awards, the Personnel and Compensation Committee may accelerate awards for any other reason in its discretion.  The Personnel and Compensation Committee may discriminate among individuals or among awards in exercising such discretion.

Adjustments.  In the event of a nonreciprocal transaction between us and our stockholders that causes the per-share value of the stock to change, the authorization limits under the Plan will be proportionately adjusted.  The Personnel and Compensation Committee will make those adjustments to the Plan and awards as it deems necessary, in its sole discretion to prevent dilution or enlargement of rights resulting from such a transaction.   In the event of a stock split, a dividend payable in shares of common stock, or a combination or consolidation of the common stock into a lesser number of shares, the share authorization limits under the plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award.

Termination and Amendment.  The Board of Directors or the Personnel and Compensation Committee may, at any time and from time to time, terminate or amend the plan. Approval of our stockholders is required for any amendment to the plan that would:

•                  Materially increase the benefits accruing to participants;

•                  Materially increase the number of shares of stock issuable under the plan;

•                  Expand the types of awards provided under the plan;

•                  Materially expand the class of individuals eligible to participate in the plan;

•                  Materially extend the term of the plan; or

•                  Otherwise constitute a material change to the plan requiring stockholder approval.

No termination or amendment of the plan may adversely affect any award previously granted under the plan without the written consent of the individual.

Certain Federal Tax Effects

Non-statutory Stock Options.  There will be no federal income tax consequences to us or to an individual upon the granting of a non-statutory stock option.  When an individual exercises a non-statutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction.  Any gain that the individual realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options.  Typically, there will be no federal income tax consequences to us or to an individual upon the grant or exercise of an incentive stock option.  If the individual holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction.  If the individual disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount.  While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the individual’s alternative minimum taxable income.

Stock Appreciation Rights.  An individual receiving a stock appreciation right under the plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted.  When the individual exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the individual and we will be allowed as a corresponding federal income tax deduction at that time.

Restricted Stock.  Provided that the award is nontransferable and is subject to a substantial risk of forfeiture, an individual will not recognize income upon the grant of a restricted stock award and we will not be allowed a tax deduction if the individual does not elect to accelerate recognition of the income to the date of grant.  When the restrictions lapse, the individual will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws.  If the individual elects to accelerate recognition of the income to the date of grant, he or she will recognize ordinary income at the time of the grant in an amount equal to the fair market value of the stock on that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws.  Any future appreciation in the stock will be taxable to the individual at capital gains rates.  However, if the stock is later forfeited, the individual will not be able to recover the tax previously paid pursuant to the acceleration.

Restricted or Deferred Stock Units.  An individual will not recognize income upon the grant of a stock unit award and we will not be allowed a tax deduction.  Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, an individual will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax law.

Performance Awards.  An individual generally will not recognize income upon the grant of a performance award and we will not be allowed a tax deduction.  Upon receipt of shares of cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the individual, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax laws.

No award will be granted under the 2013 Plan prior to its approval by our stockholders.  Awards under the 2013 Plan will be granted under the discretion of our Personnel and Compensation Committee, and accordingly, are not yet determinable.  In addition, benefits under the 2013 Plan, including performance awards, will depend on a number of factors, including the fair market value of our Common Stock on future dates, actual performance measured against performance goals and decisions made by the participants.  Consequently, it is not possible to determine the benefits that might be received by participants under the 2013 Plan.

Equity Compensation Plan Information

The following table shows the aggregate number of unexercised options outstanding as of December 31, 2012, the weighted average exercise price, and the number of shares of our common stock, as of December 31, 2012, that were still available for new awards under the 2005 Incentive Plan.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders[1]	339,655	$ 41.65	217,530
Equity compensation plans not approved by stockholders[2]	-	-	-
Total	339,655	$ 41.65	217,530

1 Plans approved by stockholders include the 1997 Stock Option Plan and the 2005 Incentive Plan.

2 There are no equity compensation plans not approved by stockholders to disclose.  Stockholders have approved all of the plans under which shares of our common stock may be issued.

Because of our annual awards granted in 2013, only 48,845 shares are currently available.  If stockholders approve the 2013 Plan, the number of shares available for new awards would increase by 650,000, so that 698,845 shares would be available for issuance.

The following table lists each person named in the Summary Compensation Table: all current executive officers as a group; all directors who are not executive officers as a group, including each nominee for election as a director; and all current Associates (including all current officers who are not executive officers) as a group, indicating, as of March 7, 2013, the aggregate number of options granted under the 2013 Plan and the 2005 Plan since the inception of the 2005 Plan.  The number of future options below is conditional and subject to stockholder approval of the 2013 Plan.

Name and Position	Number of Future Options	Aggregate Fair Value
Mark A. Turner – President and Chief Executive Officer[1]	*	*
Stephen A. Fowle – Executive Vice President and Chief Financial Officer[2]	20,000	$ 240,000
Paul Geraghty – Executive Vice President and Chief Wealth Officer[3]	17,500	210,000
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer[4]	25,000	300,000
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer[5]	20,000	240,000
All current executive officers, as a group (8 persons) [6]	55,000	660,000
All directors, who are not executive officers, as a group (12 persons) [7]	*	*
All Associates, including all current officers who are not executive officers, as a group, (146 persons) [8]	15,000	150,000

* Future awards are subject to discretion and, therefore, are not currently determinable.

1 Has received 29,550 stock options, 3,208 restricted stock units and 29,514 restricted stock shares since the inception of the 2005 Plan.

2 Has received 21,548 stock options, 1,212 restricted stock units and 6,301 restricted stock shares since the inception of the 2005 Plan.

3 Has received 5,250 stock options since the inception of the 2005 Plan.

4 Has received 17,400 stock options, 1,517 restricted stock units and 12,886 restricted stock shares since the inception of the 2005 Plan.

5 Has received 12,200 stock options, 848 restricted stock units and 13,301 restricted stock shares since the inception of the 2005 Plan.

6 This group has received options to purchase an aggregate of 119,143 shares, received an aggregate of 7,125 restricted stock units and 77,337 shares of restricted stock since the inception of the 2005 Plan.

7 This group has received options to purchase an aggregate of 63,379 shares, received an aggregate of 3,177 restricted stock units and 30,903 shares of restricted stock since the inception of the 2005 Plan.

8 This group has received options to purchase an aggregate of 392,385 shares, received an aggregate of 2,124 restricted stock units and 27,887 shares of restricted stock since the inception of the 2005 Plan.

PROPOSAL NUMBER 4:  Approval of the WSFS Financial Corporation Non-Plan Stock Option Agreement

The Board is asking stockholders to approve a change in the future incentive compensation of our CEO, Mark A. Turner.  This proposal, the WSFS Financial Corporation Non-Plan Stock Option Agreement (“Option Agreement”), is intended by the Board of Directors to retain, further motivate and reward Mr. Turner, for our future long-term performance while also ensuring alignment with our stockholders interests.

The Board of Directors believes that there is a significant opportunity in our marketplace to out-perform over the next several years.  The Board of Directors is unanimous in its view that Mr. Turner is critical to the success of WSFS and uniquely talented to lead the company in pursuing that opportunity.  Mr. Turner has also been recognized by several outside organizations for his excellent leadership.  While the Board believes this change to Mr. Turner’s future compensation will assist in his retention and motivation, it will only do so if stockholders are rewarded first.

In the Fall of 2012, an ad-hoc committee was formed to investigate how to achieve the desired outcomes.  That committee considered several alternatives.  The Personnel and Compensation Committee and the entire Board of Directors each met in December 2012 and decided on a final framework to change Mr. Turner’s future compensation to align with this opportunity and stockholder interests.  They did so by proposing a grant of 250,000 stock options with an exercise price of 20% over the then-market value of our common stock, all subject to stockholder approval.  Upon that approval, Mr. Turner will no longer be eligible for any new equity awards for the next five years beginning with 2013.  These would include his eligibility for significant awards under our existing long-term incentive plan, our return on average assets (ROA) performance-based restricted stock plan, and our supplemental equity award plan designed to make up for our lack of deferred compensation plans, which are in use at many other peer institutions.

After further accounting and legal review, the Committee and the Board of Directors met again in February 2013 to ratify and finalize that arrangement (subject to stockholder approval).  These options have an exercise price of $49.52 (20% above the market price at the December Board of Directors Meeting and above the market price in February 2013) and expire in seven years with vesting to occur over five years, with a longer and slower vesting schedule than with our standard options (40% vesting after the second year and 20% vesting in each of the following three years).

To be approved, the WSFS Financial Corporation Non-Plan Stock Option Agreement must receive a majority of the votes cast on this proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board unanimously approved the WSFS Financial Corporation Non-Plan Stock Option Agreement and believes it is in our best interests and the best interests of our stockholders.  The Board recommends that stockholders vote “FOR” the WSFS Financial Corporation Non-Plan Stock Option Agreement.

Below is a summary of the features of the Option Agreement and an explanation of the income tax consequences of awards under the plan.  A copy of the full Option Agreement is attached as Appendix B to this proxy statement.

Summary of the Option Agreement

Permissible Awards.  Only the Chief Executive Officer is eligible to receive options to purchase shares of our common stock under the terms of the Option Agreement.

The stock options granted under the Option Agreement will be non-statutory stock options.  The tax treatment of non-statutory stock options is explained below under “Income Tax Consequences of Awards under the Option Agreement.”

Shares Available for Awards.  Subject to adjustment as a result of changes in the capital structure as provided in Article 10 of the Option Agreement, and only if the Option Agreement is approved by the stockholders at the 2013 annual meeting, the aggregate number of shares of our common stock reserved for issuance pursuant to awards granted under the Option Agreement will be 250,000.

Administration.  The Personnel and Compensation Committee administers the Option Agreement and has the authority to:

•                  Interpret the Option Agreement, the applicable plan provisions or any other form of agreement or other document employed by us in the administration of the Option Agreement;

•                  Make all other decisions and determinations that may be required under the Option Agreement.

Limitations on Transfer.  The Option Agreement may not be assigned or transferred other than by will or the laws of descent and distribution.

Acceleration upon Certain Events.  Generally, if Mr. Turner’s service is terminated by reason of death or disability, all outstanding options that may be exercised become fully vested and exercisable.

If Mr. Turner is terminated without cause or resigns for good reason within two years after a change in control (as those terms are defined in the Option Agreement), all of his outstanding options that may be exercised become fully vested and exercisable.  In addition, the Personnel and Compensation Committee may accelerate awards for any other reason in its discretion.

Adjustments.  In the event of a nonreciprocal transaction between us and our stockholders that causes the per-share value of the stock to change, the Committee will make such adjustments to the Options Agreement as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  In the event of a stock split, a declaration of a dividend payable in shares of common stock, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the number of shares subject to the Option Agreement will be automatically adjusted proportionately, and the shares then subject to the Option Agreement will automatically be adjusted proportionately without any change in the aggregate purchase price for such award.

Amendment.  The Board of Directors or the Committee may, at any time and from time to time, amend the Option Agreement; however, no amendment may adversely affect the Option Agreement or any unexercised options without the consent Mr. Turner.  No amendment or addition to the Option Agreement will be effective unless it is in writing.

Certain Federal Tax Effects

Non-statutory Stock Options.  There will be no federal income tax consequences to us or to Mr. Turner upon the grant of a non-statutory stock option under the Option Agreement.  When Mr. Turner exercises a non-statutory option, however, he will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction.  Any gain that the individual realizes when he later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

EXECUTIVE COMPENSATION

Forward-Looking Statements

The following Compensation Discussion and Analysis, contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which we operate, including an increase in unemployment levels; our level of non-performing assets;  the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value underlying our real estate loans; our ability to expand into new markets, develop competitive new products and services in a timely manner, and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and saving habits could affect our ability to increase assets and to attract deposits; our ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in documents filed by us with the Securities and Exchange Commission from time to time.

Forward looking statements are as of the date they are made, and we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Personnel and Compensation Committee (the “Committee”) provides Board oversight and guidance for executive compensation and related benefits.  To assist with their responsibilities, the Committee regularly receives reports and recommendations from its independent consultants, Chase Comp Group.  Our executive compensation program is designed to reflect a pay-for-performance culture and align the interests of senior management with our stockholders and our long-term success.  A significant portion of the executives’ compensation opportunity is contingent on our absolute performance as well as our performance relative to peers.

Our 2012 compensation practices were consistent with our long-term focus which, over the past decade, has produced a positive return to our owners and exceeded peer averages.  An investment of $100 in WSFS common stock in 2003 was worth $140 at December 31, 2012.  By comparison, $100 invested in the Dow Jones Total Market Index in 2003, was worth $175 at December 31, 2012 and $100 invested in the Nasdaq Bank Index in 2003 was worth $107 at December 31, 2012.

Consistent with this long-term focus, we set aggressive, measurable goals. We are accountable for achieving those goals and we have a competitive “pay-for-performance” philosophy. Our executive incentive compensation plans, which include our Management Incentive Plan (MIP), covering our Named Executive Officers (NEOs): (i) focus on measures that are traditionally important to stockholders, (ii) incorporate industry peer comparisons, (iii) do not promote inappropriate risk, and (iv) use fundamental indicators of our performance, growth and health.  These measures are: Return on Average Assets (ROA), Return on Average Equity (ROE) and Earnings Per Share (EPS) growth.  While asset quality is not a formal metric, we believe it is indirectly measured in these goals and our regulatory exams.  In addition, some of our individual goals for our executives in our MIP are tied to asset quality.  Our formula-based award calculations start by comparing ourselves to a group of similar peers (all publicly-traded banks and thrifts of $2 to $10 billion in asset size) and our goals are set high.  For example, we only achieve “Threshold,” or minimum awards if we achieve performance at the 40th percentile of that group’s results on the average of all three measures.   “Maximum” awards are achieved if we reach the 75th percentile of that group’s performance.

According to our compensation consultants, our compensation plans incorporate industry-recognized “best practices” in compensation and are consistent with our corporate strategy and long-term goals. They include competitive pay-for-performance standards that are scaled based on increased ROA performance.  In one plan, executive management is increasingly rewarded with restricted stock or restricted stock units (RSUs) for superior absolute performance, as indicated by reaching annual ROA targets.  Under our incentive compensation plans, these are awarded only if these tiers are reached before the end of the measurement period, then vest over not less than four years.  Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over an extended period of time.  Likewise, the cost of such awards is spread over an extended period.

In addition, the corporate performance portion of the executives’ standard annual incentives (which are granted based on how our performance compares to our peer group and individual goals) are decreased, pro-rata, to the extent our annual corporate ROA is less than the median ROA of our performance peer group.  For example, if the median ROA of our performance peer group was 0.90% and our ROA was 0.80% in any year, then executive bonuses would be reduced by the pro-rata difference, or approximately 11%.

During 2012, the Committee reviewed an analysis conducted by our Senior Risk Officer (SRO) and concluded that our compensation program is balanced and does not motivate imprudent risk taking.  One way we can determine if our programs reflect the interests of our stockholders is through their non-binding vote, which we take into careful consideration for future executive compensation decisions.  In 2012, by their advisory (non-binding) vote, stockholders overwhelmingly approved the compensation of our executives.   The following Compensation Discussion and Analysis provides an explanation of our executive compensation programs.

2012 – Overview

Our region began to see early indications of economic stability and recovery, the Committee considered the state of the economy, the competitive environment in our marketplace, and the retention of our executives when deciding executive compensation levels for 2012.  While our industry experienced increased regulations and the lingering effects of a sluggish economy, we continued to focus on executing our strategic plan navigating through this business cycle.

Throughout 2012, some local customers of our largest in-market competitor continued to feel the effects of converting from a long-standing community bank in Delaware to a regional bank headquartered in New York.  We recognized the impact of the on-going transition implementation as an opportunity to attract more customers to us and to recruit highly-experienced, banking talent into our organization.  This disruption gave us an opportunity to capture market share and to reinforce our message that local leadership and decision-making is valued by our community and customers.

In the midst of the financial and economic challenges, and through this market disruption, we have had success in strengthening our reputation as Delaware’s community bank.  We were named by Wilmington’s The News Journal as a “Top Workplace” for the seventh year in a row and, a top five workplace for the fifth consecutive year.  For the fourth year in a row The News Journal recognized our executive team who received their highest honor for “leadership” among the large company group.  Independent survey results indicate our customers continue to score us as “world class” in Associate engagement and customer advocacy, firmly in the top ten percent of all companies in the world surveyed by Gallup, Inc.  For the second year in a row, we were named the #1 Bank in Delaware as voted by the Reader’s Choice Survey also administered by The News Journal. We also received the “Pillars of the Community” award, the “Charter School Champion” award and Gallup recognized us with the “Great Workplaces, Excellence in Leadership” award.  Public recognition for our Bank is another affirmation that even during challenging times our service model is effective, and is needed and desired by our local communities.

As of the end of the first quarter of 2012, we were no longer subject to the restrictions imposed by the U.S. Treasury’s Troubled Asset Relief Program (TARP).  Beginning on that date, our executives were again eligible to receive compensation unencumbered by TARP restrictions.  Those restrictions included a prohibition on the payment of cash bonuses and the awarding of stock options to certain of our executives.

In 2012, our performance continued to be affected by the prolonged “slow-to-recover” economy but, for a second year in a row, we showed significant improvement compared to the prior year.  We recorded an ROA of 0.73%, an ROE of 7.66%, and EPS of $3.25, a growth in EPS of 42.54% over 2011. Our 2012 results reflected significantly improved absolute performance and averaged at the 48th percentile of our performance peer group. As a reflection of these results, our performance plans produced the following changes to executive compensation:

•                  Variable pay, including equity awards and bonuses were granted to the NEOs as permitted under the Management Incentive Plan (MIP) document and complied with TARP requirements for the first three months of the year, the portion of the year we were subject to the requirements;

•                  Market adjustment increases to base salaries for NEOs for 2013 (See “Base Salaries” on page 35); and

•                  Consistent with our performance, total compensation for 2012 increased from 2011.

Considering the total mix of compensation, we believe these actions above are: (1) reasonable, (2) consistent with pre-established pay-for-performance plans, (3) reasonable in light of payment levels for our compensation peer group and (4) consistent with our 2012 results, both in absolute terms, and in comparison to prior years’ results and incentives.  In addition, they are compliant with TARP limitations, where applicable.

Outlook for 2013

The economy continues to show modest signs of stabilization and recovery and we are beginning to see some positive signs in the behaviors of our customers and local businesses.

We remain the oldest and largest bank and trust company headquartered in Delaware. As the only bank in Delaware of size with local leadership and local decision-making, we feel a heightened sense of both opportunity and responsibility to the communities we serve.

The Board approved, subject to stockholder approval, an award of 250,000 stock options to our CEO.  For a further discussion of this award, please see WSFS Financial Corporation Non-Plan Stock Option Agreement beginning on page 25.

The Board also approved, subject to stockholder approval, the award of 82,500 stock options to our NEOs (not including our CEO) in recognition of the value of the executive leadership team.  The Board approved the award after carefully considering the competitiveness of our overall executive compensation package as well as the desire to retain and motivate key Associates, especially in an improving economy where our competition might consider attracting our executives away from us.  Similar to the award finalized by the Committee and the Board in February 2013 for our CEO, these options were awarded at a strike price over the then market price of our stock.  These options would have an exercise price of $49.52, would expire in seven years and vest over five years (40% after the second year and 20% for each of the three years thereafter).

Compensation considerations for 2012

The Committee and management discussed the ongoing risks to our organization with regard to motivating and retaining our executive team. Once again, the Committee engaged the Chase Comp Group in late 2011 to conduct an in-depth compensation study and to make recommendations for our NEOs for 2012.  Our consultant’s evaluation confirmed our concerns and supported management’s thoughtful process.  Upon receiving the report from our consultant, the Committee concluded it would retain the same compensation elements for 2012 as it did for 2011. The Committee approved recommendations made by management and the consultant, which are discussed under the section entitled Measuring Actual Performance and Calculating Incentive Payments. The components of 2012 executive compensation were: base salary, bonus and long-term incentive compensation.

Named Executive Officers (NEOs)

As shown below, there was one change to our list of NEOs from those reported in our proxy statement last year.

Named Executive Officers

2012	2011
Mark A. Turner – President and Chief Executive Officer	Mark A. Turner – President and Chief Executive Officer
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	Stephen A. Fowle – Executive Vice President and Chief Financial Officer
Paul Geraghty – Executive Vice President and Chief Wealth Officer	S. James Mazarakis – Executive Vice President and Chief Technology Officer
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	Rodger Levenson - Executive Vice President and Director of Commercial Banking
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing

Executive Compensation Restrictions under TARP Guidelines

At the onset of our participation in the United States Treasury’s TARP Capital Purchase Program (CPP), our CEO, CFO and our other most highly compensated senior executive officers (SEOs) voluntarily executed SEO Waiver Forms and SEO Letter Agreements.  By executing these documents, the SEOs waived any claims they may have as individuals against the Treasury as a result of modifications to their existing compensation arrangements that are made or will be made in order to be in compliance with Section 111 of the Emergency Economic Stabilization Act (EESA).  Section 111 of EESA was amended in its entirety with the enactment of the American Recovery and Reinvestment Act of 2009 (ARRA) in February 2009.  Paul Geraghty, one of our NEOs, was hired by us in August 2011 and was not an SEO when TARP restrictions were first applied; however, his employment offer letter included language disclosing and accepting our TARP obligations.

Such modifications on executive compensation matters, based on the provisions of EESA and the ARRA, include: (i) ensuring that incentive compensation for the SEOs do not encourage unnecessary and excessive risks that threaten our value; (ii) requiring a “clawback” of any bonus or incentive compensation paid to an SEO based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) agreeing we would not deduct for tax purposes executive compensation in excess of $500,000 in a tax year for each SEO; and (iv) agreeing that no severance payments may be made to the SEOs during the period in which the U.S. Treasury holds its equity investment in us (other than any warrants previously issued).  In addition, no bonus, retention or incentive compensation may be paid to, or accrued for, at least the five most highly compensated employees, except for such compensation in the form of: (i) long-term restricted stock that do not fully vest during the period in which the U.S. Treasury holds its equity investment in us; (ii) has a value not greater than one-third of the total amount of annual compensation of the Associate receiving the stock; and (iii) other terms and conditions as the Treasury Secretary may determine are in the public interest.  Our SEOs were subject to TARP restrictions until the end of March 2012.

Compensation Philosophy

Our general compensation philosophy remained unchanged from 2011 to 2012:

•                  We strive to be competitive in base pay, with salaries targeted around the median of banking peers comparable to our asset size, allowing for exceptions in exceptional circumstances;

•                  We structure our incentive system to provide rewards for performance that reflect our strategic plan and balances executives’ focus on both annual goals and the long-term success of the bank, without creating undue risk; and

•                  Our total compensation for expected performance levels is targeted at the median of our peers.  For exceptional performance, we would provide total compensation that compares to levels at or above the 75th percentile of our peers.

Our goal is to be a high performing company, thus we have designed our compensation package toward attracting and retaining quality individuals, and motivating and rewarding them for strong performance.

The Role of the Personnel and Compensation Committee of the Board of Directors

The Personnel and Compensation Committee (“the Committee”) serves the full Board of Directors by providing oversight and guidance with respect to personnel and compensation policies and practices.  Also, the Personnel and Compensation Committee provides oversight to management so that we create and maintain competitive programs which attract, develop, motivate, reward and retain Associates committed to superior performance and the highest professional and ethical standards.  The Personnel and Compensation Committee ensures that personnel and compensation policies support our strategic mission and comply with all applicable legal and regulatory requirements.  They also review and consider the results of stockholders’ advisory votes on executive compensation.  (See page 17 for a complete description of the role of the Personnel and Compensation Committee.)

The Role of Management in Executive Compensation

Our CEO and our Chief Human Capital Officer provide recommendations for the Personnel and Compensation Committee’s consideration and manage our compensation programs and policies.  Their activities include:

•                  Assisting the Personnel and Compensation Committee and their independent compensation consultant as requested, with executive compensation reviews, incentive program designs, risk assessments of compensation programs and preparation for meetings;

•                  Based upon data provided by the Personnel and Compensation Committee, reviewing compensation programs for competitiveness and aligning compensation programs with our strategic goals;

•                  Recommending changes to compensation programs to the Personnel and Compensation Committee, where appropriate; and

•                  Recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO excuses himself from all Personnel and Compensation Committee discussions of his compensation level.  As a practical matter, he may discuss the formula by which his and other executives’ incentive compensation is structured, but does not participate in decisions regarding changes to his own compensation.

The Role of Stockholder Say-on-Pay Votes

Our Board of Directors, Personnel and Compensation Committee, and management value the opinions of our stockholders, including their advisory votes regarding the compensation paid to our named executive officers, which are often referred to as “Say-on-Pay” votes.  At our 2011 annual meeting of stockholders, a majority of our stockholders voted on an advisory basis in favor of holding Say-on-Pay votes every three years.  Our Board of Directors and Personnel and Compensation Committee considered these results, among other factors, and determined that we will follow our stockholders’ preferred frequency for conducting Say-on-Pay votes.  Accordingly we will include in our proxy materials, a Say-on-Pay proposal every three years until the next required vote on the frequency of Say-on-Pay votes, which will occur no later than our 2017 annual meeting of stockholders.  In addition, we conducted a Say-on-Pay vote in 2011, which was approved by 99.0% of the votes cast, and a Say-on-Pay vote in 2012 pursuant to EESA, which was approved by 89.1% of the votes cast.  Although the advisory Say-on-Pay vote is non-binding, our Personnel and Compensation Committee has considered the outcome of these votes when making compensation decisions for named executive officers.  Our Personnel and Compensation Committee believes that these votes evidence our stockholders’ support for our approach to executive compensation, which did not change during 2012 as a result of the stockholder vote.  Our Personnel and Compensation Committee will continue to consider the outcome of our Say-on-Pay votes when making future compensation decisions for our named executive officers.

The Role of Consultants

In 2012, the Committee worked with Chase Comp Group LLC, an independent executive compensation consulting firm specializing in the financial services industry.  Due to TARP restrictions being lifted in 2012, the Committee engaged them in the fourth quarter of 2012 to perform a comprehensive executive compensation study. Chase Comp Group reports directly to the Committee and does not provide any non-compensation related services or products to the Committee or to us.  The Committee has worked with the same consultant, Diana Chase, since 2007 under previous firm names.  Over these years the consultant has provided the Committee with advice on market competitive pay for executives and directors.  In addition to executive benchmark analyses, Chase Comp Group has assisted us with the executive annual and long-term incentive programs, compliance and industry best practices. The aggregate amount paid to our independent compensation consultant represented 0.02% of our total revenue for 2012.  No member of the Personnel and Compensation Committee or any executive officer has a personal relationship with Diana Chase, or a business relationship other than in connection with the services described in this proxy statement.  Diana Chase owns no WSFS stock.

Peer Groups and Benchmarking

Approximately every three years, the Committee engages an independent consultant to conduct a formal review of our executive compensation program.  As mentioned above, due to the lifting of TARP restrictions in March 2012, a comprehensive review was conducted in late 2012 by Chase Comp Group.  The Committee requested this review to assess competitive compensation levels for its executives and the Board of Directors.

When benchmarking compensation and setting performance goals for incentive plans, the Committee uses two peer groups:

•                  The Compensation Peer Group (“CPG”) (with whom we compete for talent), provides a targeted assessment of the compensation practices for publicly traded peer companies, as we cannot readily obtain compensation data from private companies.  The CPG allows us to compare our compensation to other banks that have a similar business model, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

•                  The Performance Peer Group (“PPG”) (with whom we compete for capital) provides a broader, national perspective of banks in the $2 to $10 billion asset size, both public and private.  We use the PPG to set appropriate bank-wide financial goals, drawing from the larger national dataset of comparably-sized financial institutions.

Further details on each of these peer groups are provided below.

Compensation Peer Group (“CPG”)

We updated our CPG in December 2012 to remove one organization that no longer met our criteria.  The organizations comprising the final CPG provided a dataset of peers comparable to our size, business model and location and reflected the following:

•                  Located within MD, NJ, NY, PA, and VA;

•                  Total Assets as of September 30, 2012, between $2 billion and $12 billion;

•                  Median total assets were approximately $4.3 billion, reasonably consistent with our own asset size;

•                  A number of metropolitan-based and coastal banks; and

•                  Selected banks in our market with whom we have historically competed for management talent.

Approximately half of the peer group had participated in TARP and, as of December 2012, all but one no longer had TARP restrictions.

Listed below are the companies included in our CPG and their assets sizes as of September 30, 2012.

					Total Assets at

					September 30, 2012

	Company Name	Ticker	City	State	($000)
1	F.N.B. Corporation	FNB	Hermitage	PA	11,984,891
2	Investors Bancorp, Inc. (MHC)	ISBC	Short Hills	NJ	11,480,129
3	National Penn Bancshares, Inc.	NPBC	Boyertown	PA	8,435,526
4	Northwest Bancshares, Inc.	NWBI	Warren	PA	8,047,671
5	Provident Financial Services, Inc.	PFS	Jersey City	NJ	7,264,980
6	NBT Bancorp Inc.	NBTB	Norwich	NY	6,028,916
7	First Commonwealth Financial Corp.	FCF	Indiana	PA	5,936,638
8	Tompkins Financial Corporation	TMP	Ithica	NY	4,924,786
9	Beneficial Mutual Bancorp, Inc. (MHC)	BNCL	Philadelphia	PA	4,818,667
10	S&T Bancorp, Inc.	STBA	Indiana	PA	4,422,258
11	Flushing Financial Corporation	FFIC	Lake Success	NY	4,380,450
12	TownBank	TOWN	Portsmouth	VA	4,318,309
13	TrustCo Bank Corp NY	TRST	Glenville	NY	4,318,173
14	Provident New York Bancorp	PBNY	Montebello	NY	4022,781
15	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	3,954,358
16	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	3,887,427
17	Sun Bancorp, Inc.	SNBC	Vineland	NJ	3,180,263
18	Virginia Commerce Bancorp, Inc.	VCBI	Arlington	VA	3,004,742
19	Eagle Bancorp, Inc.	EGBN	Bethesda	MD	2,976,188
20	Hudson Valley Holding Corp.	HUVL	Yonkers	NY	2,929,042
21	Kearny Financial Corp. (MHC)	KRNY	Fairfield	NJ	2,920,099
22	Lakeland Bancorp, Inc.	LBAI	Oak Ridge	NJ	2,859,647
23	Oritani Financial Corp.	ORIT	Washington	NJ	2,771,027
24	Sterling Bancorp	STL	New York	NY	2,699,725
25	Univest Corporation of Pennsylvania	UVSP	Souderton	PA	2,232,081
	Average				4,953,031
	25th Percentile				2,976,188
	50th Percentile				4,318,173
	75th Percentile				5,936,638
	WSFS Financial Corporation	WSFS	Wilmington	DE	4,261,332

	Percentile Rank of WSFS Financial Corporation by Asset Size				49th%

Performance Peer Group (“PPG”)

We updated our performance peer group (PPG) to consist of all publicly-traded banks and thrift institutions in our size range.  In recent years, we used a peer group with total assets of between $1 billion and $5 billion, but as we continued to grow, we believed it was now more appropriate to create a peer group with total assets of between $2 billion and $10 billion.  The 2012 peer group was developed using data from SNL Financial.  The PPG was comparable to our average size and we performed near the median of our peers which had a median ROA of 0.94%, a median ROE of 8.53% and median EPS growth of 4.5% in 2012.  The PPG consisted of 133 organizations throughout the United States.  As noted earlier, the Committee uses the PPG to set appropriate performance goals for our MIP.

Elements of Compensation

In the following section, we describe the elements of our NEO compensation packages.  It includes a discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program and the actual payments resulting from our pay-for-performance incentive programs.

Base Salaries

Why We Provide Base Salaries

We offer base salaries to provide a consistent and stable source of income to our NEOs.  Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant tool for recruiting, motivation and retention.

How We Determine Base Salary Amounts

We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, to similar positions at peer banks.  Additional factors that play a role in setting the final base salary amount for NEOs are as follows:

•                  Special circumstances related to staffing needs and market situations; and

•                  Levels of compensation provided from other compensation components.

When determining base salary amounts for a newly hired NEO, we incorporate the following additional factors:

•                  The prior incumbent’s salary;

•                  The successful candidate’s salary history;

•                  Any market-based data provided by the external recruiter retained for the search; and

•                  The salary requirements of other candidates being considered for the position who have a similar level of experience.

Because we no longer are subject to TARP restrictions on executive compensation, our Committee engaged Chase Comp Group to conduct a comprehensive market assessment for our executive team.   The market analysis was completed in late 2012 and will be used for future compensation decisions.  Generally, the NEO base salaries were near the market median; however the base salary for one of our NEOs, our CFO, was 8% below the market median.

Consistent with a 2% company-wide merit pool, four of our NEOs received a 2% merit increase for 2013.  Our CFO, however, received a 6% market adjustment to bring him closer to the market median base salary.  The Board approved NEO base salary increases as indicated below.

BASE SALARY
Name and Principal Position	2013	2012 to 2013 % increase	2012	2011 to 2012 % increase	2011
Mark A. Turner – President and Chief Executive Officer	$612,000	2%	$600,000	20%	$500,000
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	310,000	6%	291,600	20%	243,000
Paul Geraghty – Executive Vice President and Chief Wealth Officer	291,700	2%	286,000	2%	269,000
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	333,000	2%	326,400	20%	272,000
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	322,000	2%	315,600	20%	263,000

Annual Incentives

Our executives are eligible for an annual award under our Management Incentive Plan (MIP). We designed the MIP to reward executives for excellence in performance on key financial metrics as compared to the Performance Peer Group (PPG), defined in the Peer Groups and Benchmarking section presented earlier, as well as each executive’s performance and contribution in his or her area of responsibility. The Plan was designed to provide cash awards; however, for the first three months of 2012, NEOs subject to TARP restrictions were only eligible to receive awards in the form of restricted stock. The Committee also retains the discretion to increase or decrease the awards under the MIP to take into consideration special performance events or other performance-based circumstances.  The Committee did not exercise this discretion in 2012.

Why We Provide Annual Incentives

Our compensation program includes an annual performance-based award.  The objective is to compensate executives based on achievement of Company-wide and individual goals related to building franchise value and stockholder value. The award is intended to reward current performance which is also in line with our long-term goals and to motivate the executive to achieve high performing results.

How We Determine Annual Incentive Amounts

The structure of our annual incentive plan includes: setting Company-wide goals; setting individual performance goals; weighting the goals; providing incentive opportunities to NEOs; and measuring actual performance and calculating incentive awards.

•                  Setting Company performance goals

Each year the Committee reviews our metrics and establishes Company-wide targets on the chosen metrics.  In selecting the metrics, the Committee considers our short-term and long-term business strategy, the current business environment and the interests of the stockholders.  The following metrics of our performance were chosen for 2012 and remain consistent with those selected in the previous four years.  These metrics will be used again in 2013:

1.                                      Return on assets (ROA)

2.                                      Return on equity (ROE)

3.                                      Earnings per share (EPS) growth

Each was weighted evenly in our 2012 incentive plan and will also be evenly weighted in our 2013 incentive plan. The ROA, however, includes a performance modifier, which is described in greater detail below.

The plan incorporates a contemporaneous measurement period that compares our current year performance to the current year performance of our peers.  Financial and other performance data is available shortly after the year-end and provides us the ability to assess performance on a real-time, comparable basis.

Under our 2012 MIP, the “threshold” level for each goal was set at the 40th percentile of the 2012 PPG performance; the “target” level for each goal was set at the 50th percentile and the “maximum” level for each goal was set at the 75th percentile.  The expectation levels remained the same as in the previous year.

We believe it would be inappropriate to provide high payments for a sub-par performance year.  To protect against such a situation, we established an ROA-based modifier to Company-wide performance.  The baseline ROA for the plan is set at the median of the PPG for 2012.  If our ROA falls below the peer median ROA at the completion of the year, any payments otherwise due under the plan related to Company-wide performance would be reduced by the percentage below the peer median ROA baseline.

We also conduct a “quality of earnings” review which evaluates any unusual, one-time items greater than $2 million, after tax, which impacts cash, equity or earnings, and considers them for adjustments for the purposes of calculating earnings for the MIP.  The modification requires consideration in the “quality of earnings” for any unusual items affecting franchise value, but which did not necessarily impact earnings (i.e. material deferred revenue or deferred costs, items with no tax impact, and any adjustments directly to equity).  Any “quality of earnings” evaluations are made with a strong bias towards ensuring that management is accountable for reported GAAP earnings.

•      Setting individual performance goals

At the beginning of the year, each NEO who reports to the CEO develops individual performance goals for the year consistent with the budget and strategic plan, and submits them to the CEO for review, amendment and approval.  Through an iterative, collaborative effort, these NEOs and the CEO agree to the final individual performance goals.

The MIP measures the performance of the CEO solely on Company-wide goals.  However, the Board of Directors also establishes individual performance expectations in addition to those associated with the MIP for the CEO.  These performance expectations are established by the Committee after a review, discussion and approval of recommendations submitted by the CEO.  When annual salary adjustments are being considered, the Committee assesses the NEO’s performance as compared to these performance expectations.

•                  Weighting the goals

The Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance.  As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards.  Individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior ranked executives.  For 2012, the weighting percentage for the CEO was 100% for Company-wide performance and 0% for individual performance.  For 2012, the weighting percentage for each of the EVPs was 75% for Company-wide performance and 25% for individual performance, reflecting his or her role in strategic matters.

MIP awards are calculated using these percentage allocations.  For example, the MIP award for Mr. Turner, our CEO, is based entirely on Company-wide financial performance.  Although he has individual performance goals, it is the Company-wide metrics that affect his annual incentive (MIP) award.   The Personnel and Compensation Committee has ultimate discretion in final award payouts to all our NEOs, with the exception of the CEO, which is at the discretion of the full Board of Directors.

•                  Providing incentive opportunities to NEOs

The table below shows NEO incentive opportunities under the MIP.  When setting MIP goals, the Committee took into consideration the opportunity levels for similar positions within the Compensation Peer Group (CPG) companies along with our philosophy of linking pay to performance.  If we meet our Company-wide performance criteria and/or the NEOs achieve their individual performance criteria, we would provide awards as shown in the table.  Levels for Threshold, Target and Maximum for all NEOs remain identical to 2011 levels.  The Committee believes the higher the alignment of performance weightings with Company-wide goals, and the more objectivity that exists in plan administration, the more likely it will be that incentive payments will be commensurate with an overall improvement in our performance.  Our recent market analysis confirmed that the target earning opportunities, shown below, remain competitive.  Maximum payouts would be earned when our performance exceeds the 75th percentile of our peers.

MIP Opportunity as a Percent of Base Salary

Name and Principal Position	Minimum	Target	Maximum
Mark A. Turner – President and Chief Executive Officer	25.0%	50%	120%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	17.5%	40%	90%
Paul Geraghty – Executive Vice President and Chief Wealth Officer	17.5%	40%	90%
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	17.5%	40%	90%
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	17.5%	40%	90%

Timing of MIP Annual Awards and IRS Section 409A Requirements

The timing of payment of annual awards occurs no later than March 15th of the year following the performance period.  This timing usually provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Internal Revenue Code.  All plan documents are in compliance with Section 409A.

Measuring Actual Performance and Calculating Incentive Payments

The table below shows our 2012 actual results as compared to the 2012 performance of our Performance Peer Group (PPG). Our score is calculated by determining our average percentile rank within the PPG for ROA, ROE and EPS growth and the average of these percentiles is calculated.  A numerical value is interpolated based on a score of 1 for “threshold,” 2 for “target” and 3 for “maximum.”  This interpolated score is applied to the payout percentages, and a payout is calculated, then if appropriate, adjusted downward by an ROA modifier reflecting our ROA performance as a percentage of the PPG median.  For 2012, the median ROA for peers was 0.94%; therefore our ROA modifier is 0.78% (0.73%/0.94%).  The individual performance score is calculated similarly, but is not reduced by an ROA modifier.

2012 MIP Company-Wide Performance Goals and Results

	PPG Performance			2012
Goal	Threshold (40th)	Target (50th)	Max (75th)	WSFS Results	Percentile
Return on Assets (ROA)	0.88%	0.94%	1.14%	0.73%	25.8%
Return on Equity (ROE)	7.61%	8.53%	10.73%	7.66%	40.3%
Earnings Per Share (EPS) Growth	0.00%	4.45%	29.40%	42.54%	80.4%
				Percentile Rank	48.8%
				Interpolated Score	1.88

As the table above shows, for the purposes of the MIP, our Return on Assets was 0.73% in 2012, which ranked us in the 26th percentile of peers.  Our Return on Equity was 7.66% in 2012, which ranked us in the 40th percentile, and our growth of Earnings Per Share was 42.54% in 2012, which ranked us in the 80th percentile.  Combined, these three metrics ranked us slightly below the 49th percentile for relative performance versus peers.

The MIP awards were based on peer financial information available to the Committee, which represented 91% of the peer group, at the time the recommendation and approval was made.

In 2012, both our performance and peer performance significantly improved from 2011 levels.  Our relative standing in ROA and ROE declined from 2011 due to the change in our peer group to one with larger total assets, and a trend of improved performance levels of peers.  The total value of awards to NEOs under the MIP was $692,416 for 2012 performance.  This compares to a value of $339, 611 in awards for our 2011 performance.  This reflects the revision of our ROA modifier to a relative measure compared to our peers and the absolute improvement in our ROA from 0.56% in 2011 to 0.73% in 2012.  As required, NEO participants who were subject to TARP restrictions were granted MIP awards as 75% cash and 25% restricted stock.

Equity/Long-Term Incentives

Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives.  Pursuant to our 2005 Plan, we offer equity awards as a performance incentive to encourage ownership of our Common Stock by our executives and to further align the interests of management with those of our stockholders.  Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.

Our Long-Term Incentive Plan (LTI) has two components: 1) Annual Performance-Based Awards and 2) Multi-Year High-Performance Awards. The details of each component are as follows:

Annual Performance-Based Awards

The annual performance-based equity award component of our LTI Plan delivers equity awards at approximately the 40th percentile of peers.  Prior to 2009, our annual performance-based equity awards to our NEOs were in the form of stock options; however, other forms of equity compensation were available for award under our plan.  While a TARP participant from 2009 until March 28, 2012, restricted stock was the required substitution for stock options for NEOs subject to TARP guidelines.  In 2013, based on 2012 performance, awards under the LTI plan were granted to our NEOs who were subject to TARP restrictions as 75% in stock options and 25% in restricted stock.

As disclosed in our proxy statement last year, in consideration of the NEO base salary increases for 2012, NEO equity awards for 2012 and paid in 2013 were reduced by 25%.  Although the base salary adjustments generally remain in line with market and proxy statement data from our peer group, the 25% equity reduction served to minimize the financial impact of those increases.

The LTI Plan provides the CEO with annual awards at approximately 40% of base salary, subject to exceptions below, and EVPs with awards at approximately 25% of base salary at the discretion of the Committee. When compared with our PPG, we ranked in the 49th percentile for 2012. The total value of the equity awards granted to our NEOs in 2013 for 2012 performance under this Plan was $408,675.

Multi-Year High Performance Awards

A multi-year high performance restricted stock (or performance shares) award is an award granted at the beginning of a performance period, but not actually earned until certain performance goals are met. Once earned, restricted stock awards have a minimum four-year vesting period to aid in retention.

For our plan, three levels of restricted stock awards can be earned based upon ROA performance achievement: Maximum 1, Maximum 2 and Maximum 3.  We use a cliff vesting approach so that defined ROA levels must be achieved by the end of the plan period to earn one or more of these award levels.

Under this plan, the Committee set performance goals of 1.00%, 1.125% and 1.25%, for Maximum 1, Maximum 2 and Maximum 3 ROA performance levels, respectively, reflecting industry standards and our ROA goals in the current economic climate and consistent with the goals established in our strategic plan.

If performance does not meet the Maximum 1 level of 1.00% by the end of 2013, the restricted stock awards will not be earned during this performance period.  If, by 2013, we achieve an ROA of 1.25%, the participants will earn the maximum award of restricted stock.

Under the multi-year high performance component of the LTI Plan, both the award potential and goal targets are set higher than our annual performance-based awards.  If we achieve the Maximum 1 level of performance (or 1.00% ROA), the CEO will earn 11,100 shares of restricted stock (subject to the Exception below), and an EVP will earn 3,500 shares of restricted stock.

If we achieve the Maximum 2 level of performance (or 1.125% ROA), the CEO will earn 16,600 shares of restricted stock (subject to the Exception below), and an EVP will earn 4,300 shares of restricted stock.

If we achieve the Maximum 3 level of performance (or 1.25% ROA), the CEO will earn 22,200 shares of restricted stock (subject to the Exception below), and an EVP will earn 6,000 shares of restricted stock.

Exception:  If stockholders approve the Non-Plan Stock Option Agreement at their 2013 Annual Meeting, the CEO will not be eligible to receive any awards under the LTI Plan (See “Non-Plan Stock Option Agreement” beginning on page 25).

Based on our performance in a challenging economic environment, there were no restricted stock awards granted between 2008 and 2012 under the multi-year high performance component of the LTI Plan.

Compensation expense is recognized when a performance condition is considered probable.  If we fail to achieve the ROA performance goals, any compensation expenses associated with the restricted stock awards will be reversed and the awards will not vest.

Special Retention and Motivation Awards

In an effort to retain and motivate our key executive officers, the Committee recommended, and the Board of Directors approved a non-routine restricted stock award in January 2011.  These awards have a minimum four-year vesting period.  Because of our previous participation in TARP, the Treasury required that full vesting could not occur until the Treasury’s equity interest had been fully repaid or transferred.  As a result of our release from TARP restrictions in March 2012, the vesting schedule has been reinstated (See “Summary Compensation Table” discussion beginning on page 46).

The Board of Directors also awarded, subject to stockholder approval, 250,000 stock options to our CEO.  For a further discussion of this award, please see WSFS Financial Corporation Non-Plan Stock Option Agreement on page 25.

Timing and Pricing of Equity Awards

The Committee awards equity grants, generally at the February meeting of the Personnel and Compensation Committee.  Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval.  The grant date is established when the Committee approves the grant and all key terms have been established.

Benefits

•                  401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings.  We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan.  We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.  In addition, the Board of Directors may authorize a discretionary profit sharing contribution to all eligible Associates reflecting overall financial performance.  For 2012, the Board of Directors authorized a discretionary contribution equaling 1.0% of annual compensation for eligible participants. In recent years this percentage has ranged from 0.25% to 2.0%.

•                 Other Deferred Compensation for NEOs

Unlike many members of our peer group, we do not offer Supplemental Executive Retirement Plans (SERPs) or deferred compensation plans to our NEOs.  In consideration of that, the Committee generally approves additional restricted stock grants to certain highly compensated executives, including the NEOs, to compensate them for, among other things, contribution limitations to qualified retirement plans imposed by the IRS.  The supplemental equity awards shown in the table below are in addition to any equity awards provided in the table above.  These supplemental equity awards are formulaic and are not incentive-based.

To calculate the supplemental equity awards, we added the deferral shortfall (the maximum deferral without applying the IRS compensation limit, minus the IRS limit for 2012) to the lost Company contribution opportunity (base salary minus $250,000), and divided the sum by the closing price of our stock as of February 28, 2013.

The following table shows the number and value of restricted stock grants issued in 2013 to replace the retirement shortfall for each of our NEOs during 2012.

Non-Qualified Deferred Compensation

2012 Supplemental Equity Awards (Formulaic)

Name and Principal Position	Number of Restricted Shares
Mark A. Turner – President and Chief Executive Officer	1,979
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	615
Paul Geraghty – Executive Vice President and Chief Wealth Officer	475
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	654
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	606

An additional benefit of using equity to provide supplemental retirement benefits to our executives is the resulting increase in stock ownership provided to these key Associates.  This further strengthens the alignment of executive goals with the interests of our stockholders and the four-year vesting schedule serves as an additional retention benefit.

Development Allowance

We provide a Development Allowance to our NEOs which provides up to $25,000 per year for the CEO and up to $10,000 per year for Executive Vice Presidents.

Allowable expenses under the Development Allowance Policy include items that would improve the executives’ networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives.  CEO expenditures must be approved by the Chairman of the Board of Directors or the Chairman of the Personnel and Compensation Committee.  Expenditures by Executive Vice Presidents must be approved by our CEO.  Tax gross-ups are specifically prohibited under this policy.

Separate from the above allowance, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Employment Agreements

Because of our corporate philosophy which emphasizes commitment based on performance, we do not have employment agreements for our NEOs.  There is a formal severance policy which provides payments to NEOs if their employment is terminated without cause or following a change of control.   This severance policy had been suspended during the period in which we participated in the Treasury’s TARP.  The suspension was lifted upon our exit from that program.  Further details concerning Employment Agreements are provided under “Potential Payments upon Termination or Change in Control.”

Tax Considerations Related to Our Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)) provides that certain compensation paid in excess of $1 million to the Chief Executive Officer, Chief Financial Officer, or any of the

other three most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid in accordance with one of the listed exceptions described in Code Section 162(m). However, certain forms of performance-based compensation are excluded from the $1 million deduction limitation, if certain requirements are met.  The Personnel and Compensation Committee generally seeks, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of Section 162 (m).  The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. In addition, tax deductibility is not the sole factor used by the Personnel and Compensation Committee in setting compensation.  Corporate objectives may not necessarily align with the requirements for full deductibility under Code Section 162(m).  Accordingly, the Personnel and Compensation Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under Code Section 162(m) if the Personnel and Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.  Also interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation.  As a result of these various factors, and in order that the Personnel and Compensation Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with Code Section 162(m).

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us.  In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.”  The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.  We do not anticipate that any payments to be made related to a possible future change in control transaction will result in non-deductible payments under Section 280G of the Code; however, the Committee has the authority to approve such payments on a case-by-case basis. No such non-deductible payments under Code Section 280G were paid to any current or former NEO during 2012.

Other Executive Compensation Policies

The Board adopted an Ethics Policy, the provisions of which, among other things, prohibit NEOs from using inside information to buy or sell our securities for a financial gain. To further ensure adherence to this policy, guidelines have been established for company-imposed trading blackout periods. Our Chief Financial Officer offers direction to NEOs on compliance with this policy. The policy requires all NEOs to provide an annual certification of their understanding and intent to comply with the policy.

Non-Executive Compensation Policies

The Personnel and Compensation Committee reviewed all Associate incentive compensation plans and determined that they do not create or encourage risks that threaten our safety and soundness.  This included consideration of whether or not we are compensating any Associates on short-term results that threaten or ignore long-term value or encourage the manipulation of earnings.

In addition to the MIP plan (including the bonus and equity components) described above, our non-senior executive Associates may be eligible to participate in one or more of the compensation plans described below:

Associate Service Bonus Plan

The two primary components of this plan are our ROA and the Customer Engagement Survey score (CE11).  Specific payouts are established by management based on reaching specific ROA and CE11 scores.  The following criteria assist in objective accountability and discourage unnecessary and excessive risk-taking or manipulation of earnings:

•                  An ROA factor is one component of the calculation of incentive payouts.  If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation.

•                  The CE11 factor is the other component of the calculation of the incentive payout and is determined based upon the results of an independent customer engagement survey. This factor is not impacted by our earnings.

•                  The incentive payouts are capped at $1,500 per Associate.

Middle Management Incentive Program (MMIP)

The two primary components of this plan are our ROA and the Customer Engagement Survey score (CE11). Managers allocate the MMIP pool to reward their Associates based on merit and individual contributions. The following criteria within the MMIP plan assists in discouraging unnecessary and excessive risk-taking or manipulation of earnings:

•                  An ROA factor reduces the amount of the incentive payouts for corporate goals.  If our ROA is less than 1%, there is no score given for that component of the MMIP bonus calculation.

•                  The CE11 factor is determined by the results of an independent customer engagement survey. This factor is not affected by our earnings.

•                  Incentive payouts are capped at 13% of an Associate’s annual salary.

In addition to the above cash incentive plan, some members of management are also eligible to receive non-cash compensation in the form of stock options.  The determination of stock option awards is based on a target award as a percentage of base salary subject to the discretion of the Committee. Currently, our stock awards have a four-year vesting schedule which further links managers to our long-term success.

Commercial Incentive Plan (CIP)

The CIP Plan is designed to provide a performance-based, semi-annual bonus for selected Associates working in our Commercial Lending Division.  The objective of the plan is to compensate participants for performance that equals at least 90% of the Commercial Division’s annual budget of net income, with greater levels of incentive tied to exceeding budget.  The criteria for payment are based on specific targets set in advance and based on measurable objectives with two components: (1) division performance, and (2) personal/team performance.  Division performance measures are established during the annual budgeting process, and are communicated to CIP participants following approval by our Board of Directors at the end of the previous calendar year.

Any commercial loan incentive plan will inherently have credit, interest rate and liquidity risk. The CIP includes factors for increasing the overall marginal contribution of the total customer portfolio managed through adding new customers, and increasing the value of existing customers.  There are several factors, however, that will reduce the incentive payout calculation, such as risk management scores, proper risk rating of loans, loan delinquencies, charge-off ratios, and problem loans, which collectively may eliminate the entire incentive earned for poor credit administration scores.  We believe these factors discourage our lenders from taking a short-term financial perspective and penalize them if they if they do not adhere to established credit quality and sound lending processes. Individual incentive payouts are capped depending on the Associate’s position within the Commercial Division.  Currently, the individual incentive payouts range between 0% and 60% of a participant’s annual base salary.

Retail Incentive Plan

The Retail Incentive Plan (RIP) includes numerous individual plans for the Retail Banking Division including Associates working in the following departments: Direct Bank, Telephone Customer Service (TCS), and Customer Overdraft Specialist (COS).  The primary factors in the incentive calculations are:

•                  Product sales - Sales include deposit and loan originations.  While we have concluded there is no significant inherent risk with incentives on deposit products, the loan component initially has some credit and interest rate risk.  These risks are significantly reduced because retail Associates do not underwrite or approve loans.  In addition, the incentive criteria are based on both historical and new loan balances originated by each branch office.

•                  Cross-sell and Referrals - These incentive criteria do not impose any significant risk.

•                  For participants working in TCS and COS, there are specific metrics related to individual performance and call abandon rates.  These criteria do not impose any significant risks to us.

The Retail Regional Managers and the Small Business Director participate in a Retail Management Incentive Plan.  Specific goals and metrics for each participant are established in the beginning of the plan year and are then evaluated at the close of the plan year.  All calculations are objectively derived.  Although this plan does not mirror the MIP plan, it contains some very consistent elements including: the threshold, target and maximum payout breakdowns and individual and overall Bank performance criteria.

Small Business Incentive Plan

The metrics for the Small Business Incentive Plan include: new loan originations, new deposit balances and referrals.  There is minimal risk for new deposit and referrals.  For the new loan origination metric, potentially, there is some credit and interest rate risk.  These risks have largely been mitigated because Small Business Relationship Managers do not underwrite the loans.  In addition, the new loan metric has a cost of funds and an administrative cost allocation, which helps ensure that only profitable loans are paid an incentive.

Mortgage Originator Incentive Plan

The primary metric for this plan is new loan originations.  This criterion has credit risk, but is mitigated because our mortgage loan originators do not underwrite loans.

Item Processing Incentive Plan

This plan rewards individuals for their efforts in processing our daily deposited checks by employing a production incentive. Individual incentive payouts are earned monthly and are based on the participant’s performance in processing the checks rapidly and accurately.  These metrics do not have an inherent risk to us.

Cash Connect Incentive Plans

Cash Connect has three primary incentive plans for their Associates.  These plans are:

•                  President’s Plan – The Cash Connect President’s Plan was under an evergreen employment contract that provided for an annual incentive payout.  This incentive plan is based on net income, return on average assets, a Retail Banking component and an Internal Audit rating.  The Internal Audit rating had an override impact that can significantly reduce or eliminate an incentive payout.  In the past, the payout percentages for meeting the target or maximum thresholds under this plan resulted in higher incentive payout percentages than that of our other Executive Vice Presidents which reflected the lower salary and greater risks (and therefore the greater potential rewards) required for this position. The incentive payout under this plan is capped at 120% of Cash Connect President’s annual salary.  Our CEO, along with the Personnel and Compensation Committee, approved the final incentive payout under this plan.

•                  Cash Connect Associate Yearly Bonus - This incentive plan is based on five performance metrics based off of sales quotas and operational integrity measures including: timely processing of cash orders, timely preparation of vault cash and merchant invoices, no vault cash settlements outstanding more than thirty days and no cash order differences outstanding more than 90 days.

•                  Sales and Marketing Divisional Performance - There are six components included in this quarterly incentive plan: return on assets, return on equity, pre-tax net income, vault cash growth, outstanding vault cash times total budgeted blended bailment rate and net growth of our branded ATMs.

In addition to the above incentive plans, Cash Connect has several other immaterial incentive plans that have minimal incentive payouts.

Trust Officers Incentive Plan

This plan is intended to provide competitive compensation opportunities to attract and retain experienced Trust Associates at the officer level, who are primarily engaged in the sales administrative, investment and operational activities of the trust division. Each month an amount equal to 2% of the revenue of the trust division will be accrued for the incentive pool.  At year end, we may recommend an amount for each individual; however, the aggregate amount awarded will not exceed the total of the pool accrual. The awards will be determined by taking into consideration financial success of the trust division, success of the group to which the officer is assigned, and individual participation.  The EVP of Trust was a participant in the incentive plan and received bonuses similar to other executives in the MIP.

Trust Sales Incentive Plan

This plan is intended to provide competitive compensation opportunities to attract experienced staff members who are engaged primarily in trust sales activities. Sales incentives are calculated based on credited fee income generated as a result of new trust accounts during the Plan year and are paid quarterly once threshold amounts are met. In addition, the sales Associates receive a calculated incentive based on deposit balances.

WSFS Investment Group (WIG) Incentive Plan

This plan is a compensation structure for our financial advisors to generate new business for WSFS Investment Group.   While payment is contingent on the sale of an investment product, the plan does has a provision that if a customer cancels a product (i.e., annuities) within a specified time, the financial advisor’s commission is reduced by the amount the advisor was previously paid for the account.  For products sold through Invest Financial Corporation, a suitability review is performed to ensure that the product sold is appropriate for the consumer based upon various factors.

Cypress Capital Management Incentive Plan

Cypress Capital Management has a subjective incentive plan.  Each year, incentive awards are determined at the recommendation of the President of Cypress Capital Management and approved by Bank management.  The incentive payments are based on Cypress Capital Management’s profits and individual Associate performance for the year.  The President of Cypress Capital Management has an employment contract under which she is eligible to receive incentive payments.  The incentive payments made to participants are not material to our financial statements.

Summary

The CEO, the Chief Human Capital Officer, the Chief Risk Officer, and the Personnel and Compensation Committee, with advice from its consultants, have reviewed all components of each NEO’s compensation, including base salary, incentive compensation, and all of our incentive compensation plans.  They have determined that the compensation packages awarded to our NEOs, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our NEOs, and others, with those of our stockholders.

Accordingly, we believe our compensation programs are reasonable, competitive, not excessive, and do not encourage our executives or any of our Associates to take unnecessary risks that would threaten the value of our financial institution.

Compensation of Executives

In accordance with the requirements of the SEC, which regulates the disclosures made by public companies such as us, the individuals whose compensation is discussed in this section are (1) Mark A. Turner because he served as our Principal Executive Officer during 2012,  (2) Stephen A. Fowle because he served as our Principal Financial Officer during 2012, (3) Paul Geraghty, Rodger Levenson and Richard M. Wright because their total compensation placed them in the group of the three highest paid executives for 2012 other than the principal executive and principal financial officers.  As a group, we also refer to these executives as our Named Executive Officers (NEOs) in this proxy statement. The following is additional information about the compensation of our NEOs.

The information for these executives is organized according to the type of compensation.  First, we show overall total compensation, including salaries, bonuses, stock awards, option awards and certain other compensation, such as the matching contribution made to 401(k) plan investments, supplemental compensation, and other compensation.  Then, we explain in more detail the particular types of compensation these executives have received and could receive if they are terminated.

Summary Compensation Table

The following discussions and tables summarize the compensation of each NEO for the years ended December 31, 2012, 2011 and 2010.

Awards Granted in 2013 for 2012 Performance

In 2013, as a result of part-year TARP restrictions, we granted cash, stock options and restricted stock awards under the MIP and LTI Plan earned in 2012. Mr. Turner received a cash bonus of $165,532, stock options and restricted stock awards with an aggregate fair value of $235,157, for a total value of $400,689; Mr. Fowle received a cash bonus of $86,556, stock options and restricted stock awards with an aggregate fair value of $99,090, for a total value of $185,646.  Mr. Geraghty received a cash bonus of $109,989, stock options and restricted stock awards with an aggregate fair value of $76,183, for a total value of $186,172.  Mr. Levenson received a cash bonus of $97,737, stock options and restricted stock awards with an aggregate fair value of $109,527, for a total value of $207,264.  Mr. Wright received a cash bonus of $93,338, stock options and restricted stock awards with an aggregate fair value of $104,275, for a total value of $197,613.

In addition, we granted restricted stock awards in lieu of benefits earned under other deferred compensation plans for 2012 with an aggregate grant date fair value as follows: Mr. Turner, $94,000; Mr. Fowle, $29,236; Mr. Geraghty, $22,560; Mr. Levenson, $31,044 and Mr. Wright $28,776.  These awards are formulaic and are not incentive-based.  See “Other Deferred Compensation for NEOs” on page 40 for additional information.

Awards Granted in 2012 for 2011 Performance

In 2012, as a result of TARP restrictions, we granted restricted stock awards in lieu of cash bonuses and stock options under the MIP and LTI Plan earned in 2011 with an aggregate grant date fair value as follows: Mr. Turner, $298,688; Mr. Levenson, $125,740 and Mr. Wright, $142,294. Mr. Fowle was not subject to the TARP restrictions in 2011.  He received a cash bonus of $47,525 and restricted stock and stock options with an aggregate grant date fair value of $114,001, for a total value of $161,526.  Mr. Geraghty was not subject to TARP restrictions in 2012.  He received a cash bonus of $18,394 and restricted stock and stock options with an aggregate grant date fair value of $61,110, for a total value of $79,504.

In addition, we granted restricted stock awards in lieu of benefits earned under other deferred compensation plans for 2011 with an aggregate grant date fair value as follows: Mr. Turner, $73,806; Mr. Fowle, $19,954; Mr. Levenson, $20,404 and Mr. Wright $18,523.  Mr. Geraghty did not qualify for this award for 2011.  These awards are formulaic and are not incentive-based.

Retention Awards for 2011

In an effort to retain and motivate our NEOs in 2011, the Committee granted special retention awards in the form of restricted stock, with at least four-year vesting, with an aggregate grant date value as follows:  Mr. Turner, $246,350; Mr. Fowle, $123,175; Mr. Levenson, $123,175 and Mr. Wright, $123,175.  Mr. Geraghty was not eligible for these awards.

Awards Granted in 2011 for 2010 Performance

In 2011, as a result of TARP restrictions, we granted restricted stock awards in lieu of cash bonuses and stock options under the LTI Plan earned in 2010 with an aggregate grant date fair value as follows: Mr. Turner, $271,481; Mr. Levenson, $135,224 and Mr. Wright, $139,984.  Since Mr. Fowle was not subject to the TARP restrictions in 2010, he received a cash bonus with a value of $63,519 and stock options with an aggregate grant date fair value of $57,746, for a total value of $121,265.  Mr. Geraghty was not an Associate in 2010.

In addition, we granted restricted stock units in lieu of benefits earned under other deferred compensation plans for 2010 with an aggregate grant date fair value as follows: Mr. Turner, $63,188; Mr. Fowle, $18,144; Mr. Levenson, $23,174; and Mr. Wright, $15,808.  Mr. Geraghty was not an Associate in 2010.  These awards are formulaic and are not incentive-based.

Summary Compensation Table

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	All Other Compensation[3] ($)	Total ($)

Mark A. Turner – President and Chief Executive Officer	2012 2011 2010	$ 583,333 491,592 442,125	$ 165,532 - -	$ 194,161 618,844 334,669	$ 134,996 - -	$ 48,413 44,648 37,246	$ 1,126,435 1,155,084 814,040

Stephen A. Fowle - Executive Vice President and Chief Financial Officer	2012 2011 2010	283,500 241,000 227,500	86,556 47,525 63,519	71,769 199,384 75,890	41,001 57,746 -	29,276 20,504 13,394	512,102 566,159 380,303

Paul Geraghty - Executive Vice President Chief Wealth Officer (hired August 2011)	2012 2011 2010	281,667 89,667 -	109,989 18,394 -	22,560 34,045 -	53,623 27,065 -	15,100 - -	482,939 169,171 -

Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	2012 2011 2010	317,333 269,833 255,000	97,737 - -	78,919 269,319 158,398	45,903 - -	21,926 24,142 14,333	561,818 563,294 427,731

Richard M. Wright - Executive Vice President and Chief Retail Banking Officer	2012 2011 2010	306,833 260,833 249,167	93,338 - -	74,662 283,992 155,792	44,386 - -	18,254 16,507 14,092	537,473 561,332 419,051

1 The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table on page 35 because this table represents the amount actually paid during a year and the Base Salary table represents year-end base salary level.

2 Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See Note 12 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value.

3 All Other Compensation includes country club dues and contributions made by us into the 401(k) plans of each of our NEOs. It also includes: for Mr. Turner, dividends related to restricted stock that was not factored into the grant date fair value, a development allowance, and a financial planning allowance; for Mr. Fowle, dividends related to restricted stock that was not factored into the grant date fair value and a development allowance; for Mr. Levenson, dividends related to restricted stock that was not factored into the grant date fair value and a development allowance; and for Mr. Wright, dividends related to restricted stock that was not factored into the grant date fair value and a development allowance.

Grant of Plan-Based Awards

The number of shares granted to executives under our 2005 Incentive Plan is based on a calculation related to the executive’s base salary and may be adjusted by the Committee.  The Committee made awards in 2012 for 2011 performance as summarized in the table below.  Mr. Fowle and Mr. Geraghty received stock option grants of 4,907 shares and 2,750 shares, respectively on February 23, 2012 as part of their long-term incentive. The options have an exercise price of $40.89 which is equal to the closing stock price of WSFS Common Stock at the grant date. The grants vest equally over four years and expire on the fifth anniversary of the grant date. The Black-Scholes option-pricing model was used to determine the grant-date fair-value of these options. The CEO and executives received restricted stock unit grants to compensate them for, among other things, the limitations imposed by Internal Revenue Code on highly compensated executives with regard to tax-qualified defined contribution plans, specifically our 401(k) plan. NEOs, subject to TARP restrictions, received restricted stock awards in lieu of cash bonuses under our Associate Service Bonus Plan.  No options were re-priced, nor were any modifications made to any outstanding option during 2012.

Grants of Plan-Based Awards

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards[3]
Mark A. Turner – President and Chief Executive Officer	2/23/12 2/23/12 2/24/12 3/06/12 3/15/12	4,891 [1] 1,805 [2] 6 [1] 2,740 [1] 18 [1]			$199,993 73,806 237 98,695 675
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	2/23/12 2/23/12 2/24/12	488 [1] 2 [1]	4,907	$40.89	60,731 19,954 79
Paul Geraghty – Executive Vice President and Chief Wealth Officer	2/23/12		2,750	$40.89	34,035
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	2/23/12 2/23/12 2/24/12 3/06/12 3/15/12	1,663 [1] 499 [2] 3 [1] 1603 [1] 18 [1]			68,000 20,404 119 57,740 675
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	2/23/12 2/23/12 2/24/12 3/06/12 3/15/12	1,608 [1] 453 [2] 2 [1] 2,125 [1] 18 [1]			65,751 18,523 79 76,543 675

1 Restricted stock awards granted in 2012 as incentive compensation earned in 2011.

2 Restricted stock awards granted in 2012 in lieu of benefits earned under other deferred compensation plans.

3 See Note 12 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value of stock and option awards.

Outstanding Equity Awards Value at Fiscal Year-End

The following table shows the number and exercise price of all unexercised options held by NEOs as of December 31, 2012.  The awards are listed in order of grant date.  The shorter option expiration dates of more recent grants are due to a change in our policy of granting options to a five-year exercise term, from a former ten-year term.

Outstanding Equity Awards at Fiscal Year-End

Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark A. Turner – President and Chief Executive Officer	7,700 5,950	- -	$ 43.70 58.75	12/18/13 12/16/14	23,195	$979,989
Stephen A. Fowle - Executive Vice President and Chief Financial Officer[1]	3,000 1,010 -	- 3,031 4,907	60.00 44.91 40.89	01/03/15 02/24/16 02/23/17	4,449	187,970
Paul Geraghty - Executive Vice President and Chief Wealth Officer[2]	625 -	1,875 2,750	34.00 40.89	09/21/16 02/23/17	-	-
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	-	-	-	-	10,248	432,978
Richard M. Wright - Executive Vice President and Chief Retail Banking Officer	1,000	-	48.95	02/27/13	10,402	439,485

1 For Mr. Fowle, of the 3,031 unvested options expiring on 02/24/16, 1,010 vest on 02/24/13, 1,010 vest on 02/24/14 and 1,011 vest on 02/24/15.  Of the 4,907 unvested options expiring on 02/23/17, 1,226 vest on 02/23/13, 1/227 vest on 02/23/14, 1,227 vest on 02/23/15 and 1,227 vest on 02/23/16.

2 For Mr. Geraghty, of the 1,875 unvested options expiring on 09/21/16, 625 vest on 09/21/13, 625 vest on 09/21/14 and 625 vest on 09/21/15.  Of the 2,750 unvested options expiring on 02/23/17, 687 vest on 02/23/13, 688 vest on 02/23/14, 687 vest on 02/23/15 and 688 vest on 02/23/16.

Exercises of Options and Vesting of Shares During 2012

The following table shows the number of options exercised and restricted stock vested by the NEOs during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Turner – President and Chief Executive Officer	12,900	$ 110,424	6,862	$ 273,053
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	-	-	2,587	102,951
Paul Geraghty – Executive Vice President and Chief Wealth Officer	-	-	-	-
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	-	-	2,806	111,646
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	-	-	2,645	105,291

Potential Payments upon Termination or Change in Control

Termination Without Cause

We have adopted a severance policy that provides severance payments upon termination under certain conditions.  An executive (which includes all our NEOs) covered by this policy who is terminated without cause is provided a minimum of six months of severance and six months of professional level outplacement.  If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive finds employment, whichever occurs first.  If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends.  Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in Control

An executive (which includes all our NEOs) covered by this policy who is terminated without cause (as defined in the policy) or terminates employment for “good reason” (as defined in the policy) within one year following a change in control would receive 24 months base salary. For purposes of the policy, “good reason” includes requiring the executive to work more than 25 miles from his or her current worksite, a significant diminution in the executive’s WSFS salary and incentive opportunity, or a significant reduction in the authority, duties or responsibilities of the executive immediately before the change of control.  If termination occurs, the executive would be offered twelve- months of executive level outplacement and medical and dental benefits would continue at the general Associate rate through the 24-month period.

The following table shows the payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2012.

Name	Benefit	Before Change in Control Termination Without Cause or Departing for Good Reason	After Change in Control Termination Without Cause or Departing for Good Reason	Death	Disability[1]
Mark A. Turner	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5] Total Value	$ 600,000 16,000 - - 616,000	$1,200,000 16,000 979,989 - 2,195,989	$ 100,000 - 979,989 - 1,079,989	$ 324,000 - 979,989 - 1,303,989
Stephen A. Fowle	Severance pay Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5] Total Value	291,600 16,000 - 8,211 315,811	583,200 16,000 194,644 16,422 810,266	50,000 - 194,644 - 244,644	102,508 - 194,644 - 297,152
Paul Geraghty	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5] Total Value	286,000 16,000 - 5,960 307,960	572,000 16,000 18,274 11,920 618,194	50,000 - 18,274 - 68,274	35,000 - 18,274 - 53,274
Rodger Levenson	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5] Total Value	326,400 16,000 - 8,211 350,611	652,800 16,000 432,978 16,422 1,118,200	50,000 - 432,978 - 482,978	99,323 - 432,978 - 532,301
Richard M. Wright	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5] Total Value	315,600 16,000 - 9,795 341,395	631,200 16,000 439,485 19,590 1,106,275	50,000 - 439,485 - 489,485	96,831 - 439,485 - 536,316

1        We offer two weeks of short-term disability benefits for each year of service up to a maximum of 26 weeks.  Long-term disability has a $24,000 maximum benefit.

2        Severance payments following a change in control are subject to reduction if such payments would exceed the deductibility limits under Section 280G of the Internal Revenue Code, unless the Personnel and Compensation Committee was to specifically authorize such non-deductible payments at that time on a case-by-case basis.

3        Outplacement services are based on management’s experience with outplacement providers.

4        Option vesting is based on an assumed value of $42.25 per WSFS common share reflecting the closing price on December 31, 2012.

5        Health benefits represent the premium paid by us, reduced by amount paid by the Associate.

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan).  However, we do provide continuation of medical benefits to Associates who retire, should they elect to participate in the benefit.  We provide supplemental contributions toward retiree continuing medical coverage costs.  For 2012, our contribution towards this supplement was capped at $2,808 per retiree, but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium.  We limit our increases to no more than 4% annually.

Compensation of the Board of Directors

Our non-Associate directors received base compensation for 2012 totaling approximately $70,000 as follows:

•                 An annual retainer of $46,667, paid in cash,

•                 555 shares of WSFS common stock, representing $23,443 in value at the grant date.

We pay a fee for committee service.  During 2012, each director received $650 for each committee meeting attended.  Directors do not receive a fee for regularly scheduled meetings of the Board of Directors, but receive a fee of $650 for special meetings of the Board of Directors.  One-half of the regular fee is paid for meetings lasting under 45 minutes.  Directors who served on the Audit Committee each received an additional annual retainer of $10,000 during 2012.

Directors who chaired Board of Directors committees during 2012 received an additional annual retainer.  The Audit Committee chair received $10,000, the Corporate Governance and Nominating Committee chair received $3,000, the Personnel and Compensation Committee chair received $5,000 and the Trust Committee chair received $3,000.

At Mr. Weschler’s request, the Board of Directors excluded him from receiving compensation or any expense reimbursement as a director in 2012.

Director Compensation Table

The compensation paid to directors during 2012 is summarized in the following table.  Mr. Turner is not shown in this table because he was compensated as an officer and did not receive any director compensation.

Directors	Fees Earned or Paid in Cash	Stock Awards [1]	Option Awards	All Other Compensation	Total
Marvin N. Schoenhals	$ 79,167	$23,443	-	-	$102,610
Anat Bird	72,542	23,443	-	-	95,985
William B. Chandler III	61,092	23,443	-	-	84,535
Charles G. Cheleden	94,767	23,443	-	-	118,210
Jennifer W. Davis	70,642	23,443	-	-	94,085
Donald W. Delson	67,967	23,443	-	-	91,410
Zissimos A. Frangopoulos[2]	78,367	23,443	-	$161,600	263,410
Dennis E. Klima	78,567	23,443	-	-	102,010
Calvert A. Morgan, Jr.	102,942	23,443	-	-	126,385
R. Ted Weschler[3]	-	-	-	-	-

1 The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718. The assumptions used in valuing the stock awards are detailed in Note 12 of the Notes to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K.

2 Mr. Frangopoulos’ Other Compensation includes $36,600 for a Supplemental Executive Retirement Plan that carried over from the Christiana Bank & Trust acquisition and $125,000 as incentive compensation paid in 2012 for 2011 performance.

3 Mr. Weschler was excluded from receiving compensation or expense reimbursement as a Director at his request.

Compensation of Mr. Cheleden as Lead Director

Charles G. Cheleden currently serves as our Lead Director.  During 2012, he was compensated $1,500 per month for serving in that role in addition to his other compensation as a director.

Compensation of Mr. Schoenhals

Marvin N. Schoenhals is our Chairman of the Board of Directors and receives a standard Board of Directors retainer.  Having discussed the opportunities that continue to arise resulting from the significant disruption in our markets, in 2011 the Personnel and Compensation Committee decided it was in our best interests to leverage Mr. Schoenhals’ significant and valuable community relationships, stature, contacts, and reputation to take full advantage of these market share opportunities. The Board of Directors approved a plan in which Mr. Schoenhals received 22,250 shares of restricted stock effective January 3, 2011 with a five-year performance vesting schedule starting at the end of the second year.  Based on new business relationships where Mr. Schoenhals has played a meaningful role in helping the Company establish new business, these shares are subject to vesting in whole or in part if an expected pre-tax contribution over a two year period of time of at least 50% return on the investment of restricted stock cost is achieved. As of January 2013, 5,563 shares have vested under this plan.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that WSFS Financial Corporation (the “Company”) specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2013 Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Proxy Statement”).  Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

The Personnel and Compensation Committee certifies that (i) it has reviewed with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the Company’s value; (ii) it has reviewed with senior risk officers the Associate compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to us; and (iii) it has reviewed the Associate compensation plans to eliminate any features of these plans that would encourage the manipulation of our reported earnings to enhance the compensation of any Associate.

We, the Personnel and Compensation Committee of the Board of Directors of WSFS Financial Corporation have reviewed and discussed the Compensation Discussion and Analysis contained herein with management.  Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Personnel and Compensation Committee

Dennis E. Klima, Chair	Anat Bird
Jennifer W. Davis, Vice Chair	Donald W. Delson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our officers and directors are required to file forms with the SEC to report changes in their ownership of WSFS Financial Corporation Common Stock.  The forms must be filed with the SEC generally within two business days of the date of the trade.  To our knowledge, there were four late filings during 2012. Mr. Turner was late in reporting a sale of 1,860 shares; Mr. Fowle was late in reporting a sale of 712 shares; Mr. Levenson was late in reporting a sale of 749 shares and Mr. Wright was late in reporting a sale of 753 shares.  Each event was in April 2012 and was the result of the sale of stock to pay taxes in connection with the vesting of restricted stock after TARP restrictions were lifted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of WSFS Financial Corporation Common Stock

The number of shares of our Common Stock beneficially owned by the directors and executive officers and 5% stockholders as of March 7, 2013, the record date set for the Annual Meeting, is shown below.  The table also shows the amount of such shares as a percentage of all of the shares of our Common Stock outstanding as of March 7, 2013.

In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has, or shares, voting or dispositive power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days of the determination date.  Except as otherwise noted, the named beneficial owner exercises sole voting and investment power over the shares of Common Stock.

Directors:	Number of Shares (Including Exercisable Options and Warrants) [1]	Percentage of our Common Stock Outstanding
Marvin N. Schoenhals	77,679	*

Anat Bird	1,570	*

William B. Chandler	1,516	*

Charles G. Cheleden	18,478	*

Jennifer W. Davis	4,403	*

Donald W. Delson	2,914	*

Eleuthère I. du Pont	-	*

Zissimos A. Frangopoulos	2,698	*

Dennis E. Klima	11,428	*

Calvert A. Morgan, Jr.	17,078	*

David G. Turner	-	*

Mark A. Turner	73,881	*

R. Ted Weschler	650,544	7.30%

Executive Officers:

Peggy H. Eddens	10,789	*

Stephen A. Fowle	19,370	*

Paul Geraghty	1,466	*

Thomas Kearney	11,877	*

Rodger Levenson	11,943	*

S. James Mazarakis	10,212	*

Richard M. Wright	15,327	*

Directors and Executive Officers as a group (20 persons)	943,173	10.50%

Other 5% Stockholders	Number of Shares[1]	Percentage of WSFS Financial Corporation common stock outstanding
Wellington Management Company, LLP[2] 280 Congress Street Boston, MA 02210	750,635	8.55%
BlackRock, Inc.[3] 40 East 52nd Street New York, NY 10022	512,480	5.83%

*  Less than 1% of the outstanding Common Stock.

1  Includes exercisable options for each of the individuals as follows: Schoenhals: 22,150, Bird: 0, Chandler: 0, Cheleden: 4,810, Davis: 0, Delson: 0, du Pont: 0, Frangopoulos: 0, Klima: 3,310, Morgan: 8,310, D. Turner: 0; M. Turner: 13,650, Weschler: 0, Eddens: 4,842, Fowle: 6,246, Geraghty: 1,312, Kearney: 6,569 Levenson: 0, Mazarakis: 750, and Wright: 1,000.  Also includes exercisable warrants of 129,310 for Mr. Weschler.

2    According to the Statement on Schedule 13G/A of Wellington Management Company LLP on February 14, 2013.

3    According to the Statement on Schedule 13G/A of BlackRock, Inc. on February 11, 2013.

APPENDIX  A

WSFS FINANCIAL CORPORATION
2013 INCENTIVE PLAN

(Amended and Restated WSFS Financial Corporation 2005 Incentive Plan)

A - i

TABLE OF CONTENTS
(continued)

A - ii

TABLE OF CONTENTS
(continued)

A - iii

WSFS FINANCIAL CORPORATION

2013 INCENTIVE PLAN

(Amended and Restated WSFS Financial Corporation 2005 Incentive Plan)

ARTICLE 1
PURPOSE

1.1                            GENERAL.  WSFS Financial Corporation (the “Company”) maintains the WSFS Financial Corporation 2005 Incentive Plan, as amended from time to time (the “Company’s 2005 Incentive Plan”), which is further amended and restated herein and shall hereafter be known as the WSFS Financial Corporation 2013 Incentive Plan (the “Plan”).  The purpose of the Plan is to promote the success, and enhance the value, of the Company, by linking the personal interests of Associates, officers and directors of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Associates, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.  Accordingly, the Plan permits the grant of incentive awards from time to time to selected Associates, officers and directors of the Company and its Affiliates.

1.2                            CONTINUATION OF 2005 PLAN.  This Plan is a continuation, and amendment and restatement, of the Company’s 2005 Incentive Plan, the provisions of which shall continue to control with respect to any options or stock awards outstanding thereunder to the extent necessary to avoid establishment of a new measurement date for financial accounting purposes and to preserve the status of any options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.

ARTICLE 2
DEFINITIONS

2.1                            DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)                               “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.  The term Affiliate shall include the Bank.

(b)                              “Associate” means any person employed by the Company, the Bank or an Affiliate.

(c)                               “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Unit Award, Performance Award, or Other Stock-Based Award, Performance-Based Cash Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(d)                             “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.  Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan.

(e)                               “Bank” means Wilmington Savings Fund Society, Federal Savings Bank.

(f)                                “Board” means the Board of Directors of the Company.

(g)                              “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such

Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board:  (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with Participant’s duties or willful failure to perform responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by Participant for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.

(h)                              “Change in Control” means and includes the occurrence of any one of the following events:

(i)                                  individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)                              any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii)                          the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and

(B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and

(C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)                          approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code section 409A, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.

(i)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

(j)                                  “Committee” means the committee of the Board described in Article 4.

(k)                              “Company” means WSFS Financial Corporation, a Delaware corporation or any successor corporation.

(l)                                  “Continuous Status as a Participant” means the absence of any interruption or termination of service as an Associate, officer or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, or a Stock Appreciation Right issued in tandem with an Incentive Stock Option, “Continuous Status as a Participant” means the absence of any interruption or termination of service as a common law employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations.  Continuous Status as a Participant shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company, in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor, or in the case of an Outside Director’s performance of services in an emeritus or advisory capacity.

Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A (d) of the Code, Continuous Status as a Participant shall mean the absence of any “separation from service” or similar concept as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.

(m)                          “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(n)                              “Disability” or “Disabled” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.  The Administrator may require such proof of Disability as the Administrator in its sole discretion deems appropriate and the Administrator’s good faith determination as to whether a Participant is Disabled will be final and binding on all parties concerned.

(o)                              “Deferred Stock Unit” means a right granted to a Participant under Article 11.

(p)                              “Effective Date” has the meaning assigned such term in Section 3.1.

(q)                              “Eligible Participant” means an Associate, officer or director of the Company or any Affiliate.

(r)                                 “Exchange” means the Nasdaq National Market or any national securities exchange on which the Stock may from time to time be listed or traded.

(s)                                “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the average of the high and low sales prices on such exchange or over such system on such date or, in the absence of reported sales on such date, the average of the high and low sales prices on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and asked prices as quoted by Nasdaq for such trading date, or, in the absence of bid and asked prices on such date, then on the next prior business day on which there was a bid and asked price; provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(t)                                 “Full Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock.

(u)                              “Good Reason” has the meaning assigned such term in the employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean any of the following acts by the Company or an Affiliate, without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Affiliate promptly after receipt of notice thereof given by the Participant):  (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to a Change in Control, (ii) a material reduction by the Company or an Affiliate in the Participant’s base salary, (iii) the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Participant was stationed immediately prior to a Change in Control, or (iv) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

(v)                              “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.  Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(w)                          “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(x)                              “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(y)                              “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods.  An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(z)                               “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(aa)                        “Outside Director” means a director of the Company who is not an Associate of the Company or an Affiliate.

(bb)                      “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.

Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(cc)                        “Participant” means a person who, as an Associate, officer or director of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(dd)                    “Performance Award” means Performance Shares, Performance Units or Performance-Based Cash Awards granted pursuant to Article 9.

(ee)                        “Performance-Based Cash Award” means a right granted to a Participant under Article 9 to a cash award to be paid upon achievement of such performance goals as the Committee establishes with regard to such Award.

(ff)                          “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid upon achievement of such performance goals as the Committee establishes with regard to such Performance Share.

(gg)                      “Performance Unit” means a right granted to a Participant under Article 9 to a unit valued by reference to a designated amount of cash or property other than Shares, to be paid to the Participant upon achievement of such performance goals as the Committee establishes with regard to such Performance Unit.

(hh)                      “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(ii)                              “Plan” means the WSFS Financial Corporation 2013 Incentive Plan, as amended from time to time.

(jj)                              “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 14.12, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(kk)                      “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 13.11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(ll)                              “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(mm)              “Restricted Stock Unit Award” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(nn)                      “Retirement” in the case of an Associate Participant, means the Participant’s termination of employment with the Company or an Affiliate subject to the Committee’s approval which shall be determined on a case-by-case basis after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the Participant in question, such age as determined by the Committee in its reasonable judgment.

“Retirement” in the case of an Outside Director means retirement of the director in accordance with the provisions of the Company’s bylaws as in effect from time to time or the failure to be re-elected or re-nominated as a director.

(oo)                      “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(pp)                      “Shares” means shares of the Company’s Stock.  If there has been an adjustment or substitution pursuant to Section 14.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 14.1.

(qq)                      “Stock” means the $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(rr)                            “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(ss)                          “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.  Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(tt)                            “1933 Act” means the Securities Act of 1933, as amended from time to time.

(uu)                      “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3
EFFECTIVE TERM OF PLAN

3.1                            EFFECTIVE DATE.  The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the stockholders within twelve months after such date (the “Effective Date”).  Awards granted prior to stockholder approval of the Plan shall be exercisable no earlier than the date of the stockholder approval of the Plan and such Awards shall be rescinded if such stockholder approval is not received in the manner described in the preceding sentence.

3.2                            TERMINATION OF PLAN.  The Plan shall terminate on the tenth anniversary of the Effective Date unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE 4
ADMINISTRATION

4.1                            COMMITTEE.  The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board.  It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m)) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award.  However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.  The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.  The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes.  To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.  To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2                            ACTION AND INTERPRETATIONS BY THE COMMITTEE.  For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate.  The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.  Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Associate of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3                            AUTHORITY OF COMMITTEE.  Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a)                               Grant Awards;

(b)                              Designate Participants;

(c)                               Determine the type or types of Awards to be granted to each Participant;

(d)                             Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)                               Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f)                                Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g)                              Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(h)                              Decide all other matters that must be determined in connection with an Award;

(i)                                  Establish, adopt or revise any rules, regulations, guidelines or procedures, as it may deem necessary or advisable to administer the Plan;

(j)                                  Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)                              Amend the Plan or any Award Certificate as provided herein; provided, however, that any modification that would materially adversely affect any outstanding Award Certificate shall not be made without the consent of the holder and no such modification, amendment or substitution that results in repricing the Award, within the meaning of the Nasdaq Marketplace Rule 5635(c) and IM-5635-1, or any successor provision, shall be made without prior stockholder approval; and

(l)                                  Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing, grants of Awards to Outside Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Outside Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Outside Directors.

Notwithstanding the above, the Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who are also officers of the Company, the authority, within specified parameters, to (i) designate Associates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Associates; except that such delegation of duties and responsibilities to officers of the Company may not be made with respect to grants of Awards to Eligible Participants who as of the Grant Date are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award.  The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report to the Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.4                            AWARD CERTIFICATES.  Each Award shall be evidenced by an Award Certificate.  Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1                            NUMBER OF SHARES.  Subject to adjustment as provided in Section 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 698,845 which includes 48,845 Shares available under the Plan prior to its Effective Date; provided, however, that each Share issued under the Plan pursuant to a Full Value Award shall reduce the number of available Shares by three (3) shares.

5.2                            SHARE COUNTING.  Any Shares subject to an Award (including under the Company’s 2005 Incentive Plan) that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan.  Any Shares that again become available for future grants pursuant to this Section 5.2 shall be added back as one (1) share and (3) shares for Full Value Award.  Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award; provided, however, that Shares withheld by the Company in satisfaction of tax withholding obligations described with respect to Full Value Awards shall again be available for issuance under the Plan.  Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

5.3                            STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4                            LIMITATION ON AWARDS.  Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 14.1), the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 100,000.  The maximum aggregate grant with respect to Awards of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or other Stock-Based Awards granted in any one calendar year to any one Participant shall be 100,000 Shares.  The aggregate dollar value of any Performance-Based Cash Award payable in cash that may be paid to any one Participant during any one calendar year under the Plan shall be $4,000,000.

ARTICLE 6
ELIGIBILITY

6.1                            GENERAL.  Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted to only to Eligible Participants who are common law employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.

ARTICLE 7
STOCK OPTIONS

7.1                            GENERAL.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)                               EXERCISE PRICE.  The exercise price per Share under an Option shall be determined by the Committee, but shall not be less than the Fair Market Value as of the Grant Date.

(b)                              TIME AND CONDITIONS OF EXERCISE.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d).  The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

The Committee may waive any exercise or vesting provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable or vested at an earlier date.  The Committee may permit an arrangement whereby receipt of Stock upon exercise of an Option is delayed until a specified future date.  Notwithstanding the foregoing, other than termination of a Participant’s service for Cause, if the exercise of the Option within the applicable time periods set forth in the Award Certificate is prevented by the provisions of Section 16.11(b), the Option shall remain exercisable until the later of (a) thirty (30) days after the date such exercise first would no longer be prevented by such provisions, or (b) the end of the applicable time period in the Award Certificate, but in any event no later than the Option Expiration Date.

(c)                               PAYMENT.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants; provided, however, that if Shares are used to pay the exercise price of an Option, such Shares must have been held by the Participant for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Option.

(d)                             EXERCISE TERM.  In no event may any Option be exercisable for more than ten years from the Grant Date.

7.2                            INCENTIVE STOCK OPTIONS.  The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a)                               LAPSE OF OPTION.  Subject to any earlier termination provision contained in the Award Certificate, an Incentive Stock Option shall lapse upon the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in subsections (3), (4) or (5) below, provide in writing that the Option will extend until a later date, but if an Option is so extended and is exercised after the dates specified in subsections (3) and (4) below, it will automatically become a Nonstatutory Stock Option:

(1)                              The expiration date set forth in the Award Certificate.

(2)                              The tenth anniversary of the Grant Date.

(3)                              Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability or death.

(4)                              One year after the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(5)                              One year after the termination of the Participant’s death if the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 14, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were otherwise vested on the Participant’s termination of employment.  Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 14.5.

(b)                              INDIVIDUAL DOLLAR LIMITATION.  The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

(c)                               TEN PERCENT OWNERS.  No Incentive Stock Option shall be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per Share at the Grant Date and the Option expires no later than five years after the Grant Date.

(d)                             EXPIRATION OF AUTHORITY TO GRANT INCENTIVE STOCK OPTIONS.  No Incentive Stock Option may be granted pursuant to the Plan after the day immediately prior to the tenth anniversary of the date the Plan was adopted by the Board, or the termination of the Plan, if earlier.

(e)                               RIGHT TO EXERCISE.  During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(f)                                ELIGIBLE GRANTEES.  The Committee may not grant an Incentive Stock Option to a person who is not at the Grant Date a common law employee of the Company or a Parent or Subsidiary.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1                            GRANT OF STOCK APPRECIATION RIGHTS.  The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)                               RIGHT TO PAYMENT.  Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)                              The Fair Market Value of one Share on the date of  exercise; over

(2)                              The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value on the Grant Date.

(b)                              OTHER TERMS.  All awards of Stock Appreciation Rights shall be evidenced by an Award Certificate.  The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

ARTICLE 9
PERFORMANCE AWARDS

9.1                            GRANT OF PERFORMANCE AWARDS.  The Committee is authorized to grant Performance Shares, Performance Units or Performance-Based Cash Awards to Participants on such terms and conditions as may be selected by the Committee.  The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3.  All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

9.2                            PERFORMANCE GOALS.  The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee.  Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate.  If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in amount determined by the Committee.  The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

9.3                            RIGHT TO PAYMENT.  The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent cash value, if the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied.  The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property, including Shares, variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied.  The grant of a Performance-Based Cash Award to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied.  The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the value of the Performance Awards that will be paid to the Participant.

9.4                            OTHER TERMS.  Performance Awards may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate.  For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

ARTICLE 10
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

10.1                    GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS.  The Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.  An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

10.2                    ISSUANCE AND RESTRICTIONS.  Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock).  These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.  Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a stockholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.

10.3                    FORFEITURE.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Certificate that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units.

10.4                    DELIVERY OF RESTRICTED STOCK.  Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its Associates) designated by the Committee, a stock certificate or certificates registered in the name of the Participant.  If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 11
DEFERRED STOCK UNITS

11.1                    GRANT OF DEFERRED STOCK UNITS .  The Committee is authorized to grant Deferred Stock Units to Participants subject to such terms and conditions as may be selected by the Committee.  Deferred Stock Units shall entitle the Participant to receive Shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.  An Award of Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms and conditions applicable to the Award.

ARTICLE 12
STOCK OR OTHER STOCK-BASED AWARDS

12.1                    GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries.  The Committee shall determine the terms and conditions of such Awards.

ARTICLE 13
PROVISIONS APPLICABLE TO AWARDS

13.1                    STAND-ALONE AND TANDEM AWARDS.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan.  Subject to Section 15.2, awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

13.2                    TERM OF AWARD.  The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from its Grant Date (or, if Section 7.2(c) applies, five years from its Grant Date).

13.3                    FORM OF PAYMENT FOR AWARDS.  Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

13.4                    LIMITS ON TRANSFER.  No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate.  No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.  Notwithstanding the foregoing, the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

13.5                    BENEFICIARIES.  Notwithstanding Section 13.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

13.6                    STOCK CERTIFICATES.  All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.7                    ACCELERATION UPON DEATH.  Except as otherwise provided in the Award Certificate, upon the Participant’s death or Disability during his or her Continuous Status as a Participant, (i) all of such Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a prorata payout to the Participant or his or her estate within thirty (30) days following the date of termination based upon the length of time within the performance period that has elapsed prior to the date of termination.  Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.  To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.8                    ACCELERATION UPON A CHANGE IN CONTROL.  Except as otherwise provided in the Award Certificate, if a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason within two years after the effective date of a Change in Control, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, and (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse.  Except as otherwise provided in the Award Certificate, upon the occurrence of a Change in Control, the target payout opportunities attainable under all outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be pro rata payout to Participants within thirty (30) days following the effective date of the Change in Control based upon the length of time within the performance period that has elapsed prior to the Change in Control.

13.9                    ACCELERATION FOR ANY OTHER REASON.  The Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare.  The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.9  With respect to any acceleration of an Award upon the Participant’s Retirement as determined in the sole and absolute discretion of the Committee and on a case by case basis, as consideration for the accelerated vesting of any Award and/or the extended exercise period of Options and SARs, an Associate must agree in writing that he or she will not compete with the Company anywhere within the State of Delaware and within an area that is fifty miles from the borders of the State of Delaware for a period of three years following the date on which the Associate exercises his or her last Option, or applicable date as determined by the Committee.  In the event that the Associate breaches the agreement to not compete with the Company, the Associate shall pay as liquidated damages to the Company all income the Associate has realized from the exercise of any Options or SARs or vesting of an Award that would have otherwise been forfeited but for the provisions of this Section 13.7.  For purpose of this Section 13.9 “compete with the Company” means to either directly or indirectly, own, manage, control, be employed by, participate in, or be connected in any manner with any business or entity which is a financial institution. Notwithstanding anything in the Plan to the contrary, the Committee is not authorized to waive or accelerate the lapse of restrictions on a Qualified Performance-Based Award except upon death, Disability or a Change in Control of the Company.

13.10            EFFECT OF ACCELERATION.  If an Award is accelerated under Sections 13.7, 13.8 or 13.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.  To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.11            QUALIFIED PERFORMANCE-BASED AWARDS.

(a)                               The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption; provided that the exercise or base price of such Award is not less than the Fair Market Value of the Shares on the Grant Date.

(b)                              When granting any other Award (including a below-market priced Option or SAR), the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption.  If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•                                          Revenue - Sales - Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•                                          Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•                                          Net income (before or after taxes, operating income or other income measures)

•                                          Cash (cash flow, cash generation or other cash measures)

•                                          Stock Price and Equity Metrics: including, but not limited to, return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio;

•                                          Return measures (including, but not limited to return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•                                        Market share - Improvements in capital structure - Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures);

•                                          Business expansion or consolidation (acquisitions and divestitures);

•                                          Internal rate of return or increase in net present value - Working capital targets relating to inventory and/or accounts receivable - Planning accuracy (as measured by comparing planned results to actual results); and

•                                          Strategic and Operating Metrics: including, but not limited to, geographic footprint; new business or customer wins; market share; market penetration; key hires; management of employment practices and employee benefits; effective income tax rates; business expansion; acquisitions, divestitures, collaborations, licensing or joint ventures; financing; resolution of significant litigation; and legal compliance or risk reduction.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Company competitors or peers.

(c)                               Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or upon a Change in Control.

(d)                             The Committee may provide in any Qualified Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period:  (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(e)                               Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to subsection (c) above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.  Except as specifically provided in subsection (c), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

(f)                                Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any one-year period to a Participant in designated forms of Qualified Performance-Based Awards.

13.12            FORFEITURE EVENTS.  The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.

ARTICLE 14
CHANGES IN CAPITAL STRUCTURE

14.1                    MANDATORY ADJUSTMENTS.  In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

14.2                    DISCRETIONARY ADJUSTMENTS.  Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) take any other action including any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3                    GENERAL.  Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2 to the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.”

ARTICLE 15
AMENDMENT, MODIFICATION AND TERMINATION

15.1                    AMENDMENT, MODIFICATION AND TERMINATION.  The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares available under the Plan, (iii) expand the types of awards under the Plan, (iv) materially expand the class of participants eligible to participate in the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval.

15.2                    AWARDS PREVIOUSLY GRANTED.  At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)                               Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award); and

(b)                              No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby.

ARTICLE 16
GENERAL PROVISIONS

16.1                    NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS.  No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan.  Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

16.2                    NO STOCKHOLDER RIGHTS.  No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.3                    WITHHOLDING.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.  If Shares are surrendered to the Company to satisfy withholding obligations in excess of the minimum withholding obligation, such Shares must have been held by the Participant as fully vested shares for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles.  The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender of Shares for tax withholding obligations if the surrender of Shares in satisfaction of such withholding obligations would result in the Company’s recognition of expense under generally accepted accounting principles.  With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

16.4                    NO RIGHT TO CONTINUED SERVICE.  Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an Associate, officer or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

16.5                    UNFUNDED STATUS OF AWARDS.  The Plan is intended to be an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.  This Plan is not intended to be subject to ERISA.

16.6                    RELATIONSHIP TO OTHER BENEFITS.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

16.7                    EXPENSES.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

16.8                    TITLES AND HEADINGS.  The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.9                    GENDER AND NUMBER.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.10            FRACTIONAL SHARES.  No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

16.11            GOVERNMENT AND OTHER REGULATIONS.

(a)                               Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless  such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)                              Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee.  Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.  The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled.  The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.12            GOVERNING LAW.  To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

16.13            ADDITIONAL PROVISIONS.  Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

16.14            NO LIMITATIONS ON RIGHTS OF COMPANY.  The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.  The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person.  If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

16.15            INDEMNIFICATION.  Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.16            SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code section 409A.  The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B).  Should any provision of the Plan, any grant agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Administrator, and without the consent of the holder of the Award, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code section 409A.  Notwithstanding anything in the Plan to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier).

The foregoing is hereby acknowledged as being the WSFS Financial Corporation 2013 Incentive Plan as adopted by the Board on March 15, 2013 to be submitted to the stockholders for approval at the 2013 annual meeting.

WSFS Financial Corporation

By:	Stephen A. Fowle
Its:	Corporate Secretary

APPENDIX B

WSFS FINANCIAL CORPORATION

NON-PLAN STOCK OPTION AGREEMENT

WSFS Financial Corporation (the “Company”) has granted to the Participant named in the Notice of Grant of Non-Plan Stock Option (the “Grant Notice”) to which this Non-Plan Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain shares of Stock upon the terms and conditions set forth in the Grant Notice and this Option Agreement.  The Option has not been granted pursuant to the WSFS Financial Corporation 2005 Incentive Plan (the “Plan”).  However, as set forth below, unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meaning set forth in the Plan (the “Applicable Plan Provisions”).  In addition, the Option is subject to the approval of the Company’s stockholders.  For this purpose, stockholder approval means the approval of stockholders of the Company as set forth in Section 162(m) of the Code.  Notwithstanding anything in this Option Agreement or the Grant Notice to the contrary, if stockholder approval of the Option is not obtained on or before the one-year anniversary of the Grant Date, this Option shall terminate and all rights hereunder shall terminate.  In addition, this Option may not be exercised before the Option is approved by the stockholders of the Company.  This Option Agreement represents a one-time grant as set forth in the Grant Notice and the maximum number of Shares with respect to the Option that can be granted is 250,000 during any one calendar year.

By signing the Grant Notice, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, the Grant Notice, this Option Agreement, the Applicable Plan Provisions, and a prospectus for the Option prepared in connection with the registration with the Securities and Exchange Commission of shares issuable pursuant to the Option (the “Option Prospectus”), (b) accepts the Option subject to all of the terms and conditions of the Grant Notice, this Option Agreement, and the Applicable Plan Provisions, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Option Agreement or the Applicable Plan Provisions.

1.     DEFINITIONS AND CONSTRUCTION.

1.1  Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Applicable Plan Provisions.

1.2  Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.     TAX STATUS OF OPTION.

This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

3.     ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Option Agreement, the Applicable Plan Provisions or any other form of agreement or other document employed by the Company in the administration of the Option shall be determined by the Committee.  All such determinations by the Committee shall be final, binding and conclusive upon all persons having an interest in the Option, unless fraudulent or made in bad faith.  Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Option or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Option.  Any officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

4.     EXERCISE OF THE OPTION.

4.1  Right to Exercise.  Except as otherwise provided herein, the Option shall be exercisable as set forth in the Grant Notice.  This Option may not be exercised prior to its approval by the stockholders of the Company.

4.2  Method of Exercise.  The Committee shall determine the methods by which the exercise price of the Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to the Participant; provided, however, that if Shares are used to pay the exercise price of an Option, such Shares must have been held by the Participant for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Option.

4.3  Tax Withholding.

(a)   In General.  At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for (including by means of a “cashless exercise” to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company, if any, which arise in connection with the Option.  The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations have been satisfied.

(b)   Withholding in Shares.  The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of the tax withholding obligations upon exercise of the Option by deducting from the Shares otherwise issuable to the Participant upon such exercise a number of whole shares having a fair market value, as determined by the Company as of the date of exercise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.  Any Shares withheld may not be reissued under any circumstances.

4.4  Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the exercise of the Option.  Except as provided by the preceding sentence, a certificate for the Shares as to which the Option is exercised shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

4.5  Restrictions on Grant of the Option and Issuance of Shares.  The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities.  The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed or any Company imposed blackout policy or procedure.  In addition, the Option may not be exercised unless (i) a registration statement under the 1933 Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the 1933 Act.  THE PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to the exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.6  Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise of the Option.

5.     TRANSFERABILITY OF THE OPTION.

5.1  Transferability in General.  Except as provided in Section 5.2, the Option may be exercised during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative and shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  Following the death of the Participant, the Option, to the extent provided in Section 8, may be exercised by the Participant’s legal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.  However, the committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

5.2  Designation of Beneficiary.  Notwithstanding Section 5.2, the Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Option is subject to all terms and conditions of the Option Agreement and Grant Notice applicable to the Participant, except to the extent the Option Agreement and Grant Notice otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

6.     ACCELERATION OF OPTION UNDER CERTAIN CIRCUMSTANCES.

If the Participant dies prior to termination of employment, (b) becomes Disabled, or (c) is terminated without Cause, or he resigns for Good Reason within two years after the effective date of a Change in Control, then all of the Participant’s outstanding Option that may be exercised shall become fully exercisable.  The Committee may in its sole discretion at any time determine that all or a portion of the Participant’s Option that may be exercised shall become fully or partially exercisable as of such date as the Committee may, in its sole discretion, declare.

7.     TERMINATION OF THE OPTION.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Participant’s service as described in Section 8, or (c) a Change in Control to the extent provided in Section 9.  In addition, this Option shall terminate and be null and void if it is not approved by the stockholders of the Company on or before the one year anniversary of the Grant Date.

8.     EFFECT OF TERMINATION OF SERVICE.

8.1  Option Exercisability.  The Option shall be exercisable after the Participant’s termination of service to the extent it is or becomes vested (as set forth in this Option Agreement) only during the applicable time period as determined in this Section 8.1. and thereafter shall terminate.  Subject to any earlier termination provision contained in the Grant Notice, the Option to the extent it is vested shall lapse upon the earliest of the following circumstances:

(1)           The Option Expiration Date..

(2)           Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability or death.

(3)           One year after the termination of the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(4)           One year after the termination of the Participant’s Continuous Status as a Participant if the Participant dies while either employed, or during the three-month period described in paragraph (2) or during the one-year period described in paragraph (3) and before the Option otherwise lapses.

8.2  Extension if Exercise Prevented by Provisions in Section 4.5.  Notwithstanding the foregoing, other than termination of the Participant’s service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 8.1 is prevented by the provisions of Section 4.5, the Option shall remain exercisable until the later of (a) thirty (30) days after the date such exercise first would no longer be prevented by such provisions, or (b) the end of the applicable time period under Section 8.1, but in any event no later than the Option Expiration Date.

9.     EFFECT OF CHANGE IN CONTROL.

In the event of a Change in Control (as defined in the Plan), the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the Option or substitute for all or any portion of the Option a substantially equivalent option for the Acquiror’s stock.  For purposes of this Section, the Option or any portion thereof shall be deemed assumed if, following the Change in Control, the Option confers the right to receive, subject to the terms and conditions of the Grant Notice and this Option Agreement, for each share of Stock subject to such portion of the Option immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Option for each share of Stock to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control.  The Option shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control to the extent that the Option is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the time of the Change in Control.

10.  ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”) to the extent applicable, in the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), and the Committee shall make such adjustments to the Option Agreement as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Option Agreement; (ii) adjustment of the number and kind of shares subject to the Option; (iii) adjustment of the exercise price of the Option; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the number of shares subject to the Option shall automatically be adjusted proportionately, and the Shares then subject to the Option shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

11.  RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT.

The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of the issuance of the Shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 10.  If the Participant is an employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company or any Parent or Subsidiary (each, a “Participating Company”) and the Participant, if any, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Option Agreement shall confer upon the Participant any right to continue in the service of a Participating Company or interfere in any way with any right of any Participating Company to terminate the Participant’s service as a director, an employee or consultant, as the case may be, at any time.

12.  LEGENDS

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Participant in order to carry out the provisions of this Section.

13.  MISCELLANEOUS PROVISIONS.

13.1  Amendment.  The Committee may amend the Option at any time; provided, however, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Participant unless such amendment is necessary to comply with any applicable law or government regulation.  No amendment or addition to this Option Agreement shall be effective unless in writing.

13.2  Section 409A.  The Option granted hereunder is intended to comply with or otherwise be exempt from, Code Section 409A.  The Option Agreement shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B).

13.3  Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Option Agreement.

13.4  Binding Effect.  This Option Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5  Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)   Description of Electronic Delivery.  The Option documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Option Agreement, the Option Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 4.2 to the Company or to such third party involved in administering the Option as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Option, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)   Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 13.5(a) of this Option Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice and Exercise Notice, as described in Section 13.5(a).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).

13.6  Integrated Agreement.  The Grant Notice, this Option Agreement, and the Applicable Plan Provisions, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Option, shall constitute the entire understanding and agreement of the Participant and the Participating Companies with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Companies with respect to such subject matter.  To the extent contemplated herein or therein, the provisions of the Grant Notice, the Option Agreement, and the Applicable Plan Provisions shall survive any exercise of the Option and shall remain in full force and effect.

13.7  Applicable Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Option Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

WSFS FINANCIAL CORPORATION

NOTICE OF GRANT OF NON-PLAN STOCK OPTION

WSFS Financial Corporation (the “Company”) has granted to the Participant an option (the “Option”) to purchase certain shares of Stock of the Company, as follows:

Participant:	Mark A. Turner

Grant Date:	February 28, 2013

Number of Option Shares:	250,000 subject to adjustment as provided by the Option Agreement.

Exercise Price:	$49.52

Option Expiration Date:	February 28, 2020

Tax Status of Option:	Nonstatutory Stock Option

Vesting:

Except as provided in the Option Agreement, 40% of the Option shall become exercisable on February 28, 2015, and 20% of the Option shall become exercisable on each anniversary of the Grant Date, such that 100% of the Option will become exercisable as of the fifth anniversary of the Grant Date.

Acceleration Events:

To the extent the Option remains unvested, it will become exercisable upon the occurrence of the events specified in Section 6 of the Option Agreement.

Stockholder Approval Condition:

This Option is subject to stockholder approval as set forth in the Option Agreement. If such approval is not obtained this Option will terminate and be null and void. In addition, this Option may not be exercised prior to its approval by the stockholders of the Company.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Option Agreement, which are made a part of this document.  The Participant represents that the Participant has read and is familiar with the provisions of the Option Agreement, and hereby accepts the Option subject to all of its terms and conditions.

WSFS FINANCIAL CORPORATION	PARTICIPANT

By:
[officer name]	Signature

[officer title]
Date

Address:
Address

STOCK OPTION EXERCISE NOTICE

WSFS Financial Corporation

Ladies and Gentlemen:

1.         Option.  I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of WSFS Financial Corporation (the “Company”) pursuant to my Notice of Grant of Non-Plan Stock Option (the “Grant Notice”) and my Non-Plan Stock Option Agreement (the “Option Agreement”) as follows:

Grant Date:

Number of Option Shares:

Exercise Price per Share:	$ [ ]

2.         Exercise of Option.  I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares in accordance with the Grant Notice and the Option Agreement:

Total Shares Purchased:

Total Exercise Price (Total Shares X Price per Share)	$

3.         Payments.  I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

☐ Cash:	$

☐ Check:	$

☐ Cashless Exercise:	Contact Administrator

☐ Other:	Contact Administrator

4.         Tax Withholding.  I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with my exercise of the Option.  (Contact Administrator for amount of tax due.)

5.         Participant Information.

My address is:

My Social Security Number is:

6.         Binding Effect.  I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Grant Notice and the Option Agreement, to all of which I hereby expressly assent.  This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

WSFS FINANCIAL CORPORATION

By:

Name:

Title:

Dated:

ANNUAL MEETING OF STOCKHOLDERS OF WSFS FINANCIAL CORPORATION April 25, 2013 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND ITEMS LISTED BELOW. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and sample proxy card are available at www.wsfsbank.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors (each for a three year term expiring in 2016): Eleuthère I. du Pont Calvert A. Morgan, Jr. Marvin N. Schoenhals David G. Turner 2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013 3. Approval of the WSFS Financial Corporation 2013 Incentive Plan 4. Approval of the WSFS Financial Corporation Non-Plan Stock Option Agreement The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees, and the other proposals. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned. Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20433300000000000000 9 042513 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( ) To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle.

14475 This Proxy is Solicited on Behalf of the Board of Directors WSFS FINANCIAL CORPORATION for the 2013 Annual Meeting of Stockholders The undersigned hereby appoints Marvin N. Schoenhals and Mark A. Turner, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 25, 2013 at 4:00 p.m., or at any adjournments thereof, as follows: THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.